UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

GT SOLAR INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 2, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of GT Solar International, Inc., which will be held on Wednesday, August 11, 2010 at 8:00 a.m., local time, at The Langham Boston, 250 Franklin Street, Boston, Massachusetts.

        The notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker or bank) are enclosed along with a copy of our Annual Report on Form 10-K. The notice and proxy statement are first being sent to stockholders on or about July 2, 2010.

        You will find information regarding the matter to be voted on at the meeting in the attached notice and proxy statement.

        Whether or not you plan to attend the annual meeting, it is important that your shares be represented. You may vote your shares by proxy by mailing a completed proxy card or by phone or the Internet by following the instructions provided on the enclosed proxy card or voter instruction form.

        We look forward to seeing you at the meeting.

Sincerely,
Thomas Gutierrez President and Chief Executive Officer

243 Daniel Webster Highway
Merrimack, New Hampshire 03054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2010 Annual Meeting of Stockholders of GT Solar International, Inc. will be held on Wednesday, August 11, 2010 at 8:00 a.m., local time, at The Langham Boston, 250 Franklin Street, Boston, Massachusetts, for the following purpose:

  1.
  To elect as directors to the Board of Directors the eight nominees named in the attached proxy statement.

        The stockholders will also act on such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        Our Board of Directors recommends you vote "FOR" the election of directors.

        You may vote at the 2010 Annual Meeting if you were a stockholder of record at the close of business on June 14, 2010. To ensure that your vote is properly recorded, please vote as soon as possible using the Internet, by phone or by mail, even if you plan to attend the annual meeting. You may still vote in person if you attend the annual meeting. For further details about voting, please refer to the section entitled "About the Annual Meeting" beginning on page 1 of the attached proxy statement.

        Our Annual Report on Form 10-K is being sent with this notice and proxy statement.

IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of June 14, 2010. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Directions to the 2010 Annual Meeting of Stockholders where you may vote in person, can be found in the Investor Relations section of our website at www.gtsolar.com.

By Order of the Board of Directors,

Hoil Kim
Vice President, Chief Administrative Officer,
General Counsel and Secretary
July 2, 2010

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

GT SOLAR INTERNATIONAL, INC.
243 DANIEL WEBSTER HIGHWAY
MERRIMACK, NEW HAMPSHIRE 03054

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

August 11, 2010

        This proxy statement contains important information about the 2010 Annual Meeting of Stockholders of GT Solar International, Inc. This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of GT Solar International, Inc. for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the annual meeting by giving our Secretary written notice to that effect, by submitting a later dated proxy or by attending the meeting and voting in person.

ABOUT THE ANNUAL MEETING

        References to the "Company," "GT Solar," "we," "us" and "our" in this proxy statement mean GT Solar International, Inc.

Who is soliciting my vote?

        The Board of Directors of GT Solar International, Inc. (the "Board of Directors" or the "Board") is soliciting your vote at the 2010 Annual Meeting of Stockholders ("2010 Annual Meeting").

What am I voting on?

        You are voting on:

  •
  Proposal 1: Election of the nominees named in this proxy statement to the Board of Directors.

        The stockholders will also act on any other business that may properly come before the 2010 Annual Meeting.

How does the Board recommend that I vote my shares?

        The Board recommends a vote "FOR" each of the nominees for director named in this proxy statement. Unless you give other instructions on your proxy card or voting instruction form, the persons named as proxy holders will vote in accordance with the recommendation of the Board.

Who is entitled to vote?

        Only stockholders of record at the close of business on June 14, 2010 will be entitled to vote at the 2010 Annual Meeting. As of that date, we had outstanding 144,025,193 shares of our common stock. Each share of common stock is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

        Your shares are counted as present at the 2010 Annual Meeting if you attend the meeting and vote in person or if you return a properly completed proxy by Internet, telephone or mail. In order for us to convene the 2010 Annual Meeting, holders of a majority of our outstanding shares of common stock as of June 14, 2010 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions will be counted as shares present to determine whether a quorum exists to hold the 2010 Annual Meeting, but will not be counted as voting on a particular matter. "Broker non-votes" will not be counted as shares present to determine whether a quorum exists to hold the 2010 Annual Meeting.

What is a "broker non-vote"?

        Under the rules that govern brokers who have record ownership of shares that they hold in a brokerage account for their clients who are the beneficial owners of the shares (which shares are commonly referred to as being held in "street name"), brokers have the discretion to vote such shares on discretionary, or routine, matters but not on non-discretionary, or non-routine, matters. "Broker non-votes" generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. "Broker non-votes," if any, will not be counted in determining whether a plurality of the vote of the shares presented and entitled to vote has been cast, or whether a matter requiring a majority of the shares present and entitled to vote has been approved.

        The election of directors (proposal one) is considered to be a non-discretionary item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be deemed "broker non-votes" and accordingly your shares will not be counted in determining whether the proposed directors identified herein are elected. We encourage you to promptly and accurately complete the voting instruction form provided by your broker so your votes are counted at the 2010 Annual Meeting.

How many votes are needed for the proposal to pass?

        A plurality of the voting power present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of each director. Accordingly, the eight nominees for director who receive the highest number of votes at the 2010 Annual Meeting will be elected.

What if I vote "WITHHOLD"?

        In the election of directors, you may vote "FOR" all or some of the nominees or you may vote to "WITHHOLD" with respect to one or more of the nominees. A vote to "WITHHOLD" on the election of directors will have no effect on the outcome.

How do I vote?

        If your shares are registered directly in your name with GT Solar's transfer agent, BNY Mellon Investor Services LLC, or "Mellon," you are considered, with respect to those shares, the holder of record. You can vote either in person at the meeting or by proxy without attending the meeting. Holders of record have three options for submitting their votes by proxy: (1) using the Internet, (2) by phone or (3) by mail. Please follow the voting instructions on your proxy card. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on August 10, 2010.

        If you hold your GT Solar stock in "street name", your ability to vote by telephone or over the Internet depends on your broker's voting process. Please follow the directions on your voter instruction form carefully. Even if you plan to attend the 2010 Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the meeting and you hold your GT Solar stock in "street name," you must bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership on the close of business on the record date to be admitted to the meeting and you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change or revoke my vote?

        Yes. You can change or revoke your vote at any time before the polls close at the 2010 Annual Meeting by (1) submitting another timely and later-dated proxy by Internet, telephone or mail, (2) delivering written instructions to our Secretary prior to the meeting, or (3) attending the meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

        If you hold shares in "street name," you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

        We have hired BNY Mellon Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Mellon will act as Inspector of Election and will be present at the 2010 Annual Meeting.

What if I return my proxy card or voting instruction form but don't vote for some of the matters listed?

        If you return a signed proxy card without indicating your vote, your shares will be voted "FOR" the nominees identified herein for election as directors.

        If you return a voting instruction form without indicating your vote, your shares will not be counted in connection with the election of the nominees identified herein as directors since this is considered a non-discretionary item.

Can other matters be decided at the 2010 Annual Meeting?

        We are not aware of any other matters that will be considered at the 2010 Annual Meeting. If any other matters arise, Thomas Gutierrez, Richard Gaynor and Hoil Kim, the named proxies, will vote in accordance with their best judgment.

Who can attend the meeting?

        The 2010 Annual Meeting is open to all GT Solar stockholders. If you need directions for the meeting, please call GT Solar's Investor Relations Group at (603) 883-5200 or visit the Investor Relations section of our website at www.gtsolar.com. When you arrive at the meeting location, The Langham Boston, 250 Franklin Street, Boston, Massachusetts, please proceed to The Franklin Room. Signs will direct you to the meeting room in The Langham Boston and hotel staff will be on hand to direct stockholders to The Franklin Room. You need not attend the 2010 Annual Meeting to vote.

Where can I find the voting results?

        We will report the voting results in a Form 8-K within four business days after the end of our annual meeting.

  Important Notice Regarding the Availability of Proxy Materials for
  the 2010 Annual Meeting to be Held on August 11, 2010

  This proxy statement and our 2010 Annual Report on Form 10-K are available at the Investor Relations section of our website (www.gtsolar.com) and can be accessed directly at the following Internet address: http://investor.gtsolar.com.

 HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054, telephone: (603) 883-5200. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL 1—ELECTION OF DIRECTORS

Certain Information Regarding Directors

        There are eight nominees for election to our Board of Directors this year. Each director is elected annually to serve until the next annual meeting or until his successor is elected and qualified or until his earlier death, resignation or removal.

        If you sign your proxy but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you sign your voting instruction card but do not give instructions with respect to voting for directors, your shares will not be voted. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

        The Nominating and Corporate Governance Committee has recommended to the Board the nomination of the eight nominees set forth below, and the Board has nominated the eight nominees set forth below for election at the 2010 Annual Meeting. All of the nominees have indicated to GT Solar that they will be available to serve as directors. Each nominee currently serves as a director of GT Solar. In the event that any nominee should become unavailable, however, the named proxies, Thomas Gutierrez, Richard Gaynor and Hoil Kim, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

        Set forth below is the principal occupation and other information about the nominees based on information furnished to us by each director. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to conclude that each nominee should serve as a director. Information about the number of shares of GT Solar common stock beneficially owned by each director appears below under the heading "Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of Common Stock." See also "Related Party Transactions" below. There are no family relationships among any of the directors and executive officers of GT Solar.

Fusen E. Chen, Ph.D. Director Age: 51 Director since: 2008
Fusen E. Chen, Ph.D. has served as a director since May 2008. Dr. Chen has served as Executive Vice President, Semiconductor Systems Products of Novellus Systems, Inc., a manufacturer of semiconductor production equipment since September 2009, as Executive Vice President and Chief Technology Officer from 2005 to 2009, and as Senior Vice President, Asia Pacific Operations from 2004 to 2005. Prior to joining Novellus, Dr. Chen spent 10 years at Applied Materials, Inc., a semiconductor manufacturer, most recently as the Group Vice President & General Manager of the Copper Physical Vapor CPI Business Group. Dr. Chen holds a bachelor's degree in materials science and engineering from the National Tsing Hua University (Hsinchu, Taiwan) and a Ph.D. in Materials Science & Engineering from the State University of New York at Stony Brook.

 Key Attributes, Experience and Skills:
Dr. Chen was selected to serve as a director for his technical background and business experience. Dr. Chen has over 15 years business experience working in senior level executive positions in the technology industry. He has extensive leadership and managerial experience, including serving as Chief Technology Officer of a public company.

J. Michal Conaway Director Age: 61 Committee Memberships: Audit (Chair), Nominating and Corporate Governance Director since: 2008
J. Michal Conaway has served as a director since May 2008. He is the founder and has served as the Chief Executive Officer of Peregrine Group, LLC, an executive consulting firm, since 2002, and has been providing consulting services since 2000. Prior to 2000, Mr. Conaway held various management and executive positions, including serving as Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction and maintenance services provider. He serves as a director of Quanta Services, Inc., a provider of specialized contracting services, as well as a director of privately-held Elgin National Industries, Inc. and Enterra Holdings Ltd. Mr. Conaway holds an M.B.A. degree from Pepperdine University and is a Certified Public Accountant.

 Key Attributes, Experience and Skills:
Mr. Conaway was selected to serve as a director because he has extensive accounting and financial experience, including having served as Chief Financial Officer of a public company, and related operating and strategic experience, and his service on the board of directors of several public companies (including service on their Audit Committees).

J. Bradford Forth Chairman of the Board Age: 45 Committee Memberships: Compensation, Nominating and Corporate Governance (Chair) Director since: 2006
J. Bradford Forth has served as a director since March 2006 and as Chairman of the Board since January 2007. Mr. Forth has been a Managing Director of Oaktree Capital Management, L.P., a global alternative and non-traditional investment manager, since August 2009, and prior to that served as partner of GFI Energy Ventures LLC ("GFI"), a Los Angeles-based private equity firm, since he joined GFI in March 2006. From 1999 to 2005, Mr. Forth was Chief Executive Officer of Power Measurement, Inc., a global provider of enterprise energy management systems. Before becoming CEO, Mr. Forth was President of Power Measurement, Inc. from 1998 to 1999 and served in various other roles at the company, from 1988 to 1998, in research and development and as Vice President, Sales and Marketing. Mr. Forth served as Chairman of the Board of Directors of Cannon Technologies, Inc., a power industry provider, from March 2006 to August 2006, and as a director of Xantrex Technology, Inc., a power electronics supplier, from 2003 to 2006. He serves as a director of privately-held Good Cents Holdings, Inc. and Turbine Generator Maintenance. He was Ernst & Young's "2002 Pacific Entrepreneur of the Year—Technology and Communications." Mr. Forth holds an Electrical Engineering degree from the University of Victoria, in Victoria, British Columbia.

 Key Attributes, Experience and Skills:
Mr. Forth was selected to serve as a director for his extensive financial and investment experience, leadership skills and experience in the energy industry. Mr. Forth has received numerous accolades for his accomplishments, including recognition as Ernst & Young's "2002 Pacific Entrepreneur of the Year—Technology and Communications."

Ernest L. Godshalk Director Age: 65 Committee Memberships: Audit, Compensation (Chair) Director since: 2006
Ernest L. Godshalk has served as a director since July 2006. Since 1993, Mr. Godshalk has served as the Managing Director of Elgin Management Group, a private investment company. He is also a director of Verigy Ltd., which provides test systems and solutions to the semiconductor industry, and Hittite Microwave Corporation, which provides integrated circuits, modules and systems for technically demanding radio frequency, microwave and millimeterwave applications. From February 2001 until he retired in December 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a supplier of semiconductor manufacturing equipment. Mr. Godshalk is a graduate of Yale University and Harvard Business School.

 Key Attributes, Experience and Skills:
Mr. Godshalk was selected to serve as a director for his educational background in management, accounting and finance, his extensive knowledge of our industry that was gained from his employment as a senior operating executive and chief financial officer of public companies engaged in businesses similar to ours, and his experience as a director of other public companies.

Thomas Gutierrez Director Age: 61 Director since: 2009
Thomas Gutierrez was appointed our President and Chief Executive Officer and a director in October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a company that develops, manufactures and markets technically advanced synthetic textiles from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held several executive officer positions with Pulse Engineering from 1992 to 1994, Pitney Bowes, Inc. from 1985 to 1992 and Motorola, Inc. from 1981 to 1984. Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp., a provider of coated papers, and PhytoChem Pharmaceuticals, a pharmaceutical company he founded. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

 Key Attributes, Experience and Skills:
Mr. Gutierrez was selected to serve as a director for his extensive international experience in product development, manufacturing, marketing and sales in the energy industry and other related industries and his service as a director of a public company. Mr. Gutierrez's training and established leadership skills, including having served as Chief Executive Officer of a public company, enable him to provide strategic and financial guidance.

Matthew E. Massengill Director Age: 48 Committee Memberships: Audit, Nominating and Corporate Governance Director since: 2008
Mr. Massengill has served as a director since September 2008. Mr. Massengill served as Chairman of the Board of Western Digital Corporation, a provider of computer hard disc drives, from November 2001 to March 2007. Mr. Massengill served as Chief Executive Officer of Western Digital Corporation from January 2000 to October 2005 and as President of Western Digital Corporation from January 2000 to October 2005. Mr. Massengill currently serves as a director of Western Digital Corporation, MicroSemi Corporation, an integrated circuits and semiconductor manufacturing company, and Conexant Systems, Inc., a semiconductor and video surveillance supply company. Mr. Massengill holds a B.S. in engineering from Purdue University.

 Key Attributes, Experience and Skills:
Mr. Massengill was selected to serve as a director because he has technical training and over 20 years business and leadership experience in the technology industry, including service as the Chief Executive Officer of a public company in that industry and service on the boards of directors of several public companies.

R. Chad Van Sweden Director Age: 34 Director since: 2009
Mr. Van Sweden has served as a director since December 2009. Mr. Van Sweden is a Vice President of Oaktree Capital Management, L.P. a global alternative and non-traditional investment manager, and prior to that served as a Vice President of GFI. Prior to joining the GFI in 2002, Mr. Van Sweden was an investment banking analyst with Credit Suisse First Boston and Donaldson, Lufkin & Jenrette from 2000 to 2002, focused on mergers and acquisitions in the energy and power sector. Mr. Van Sweden received a Bachelor of Arts in Economics from Cornell University.

 Key Attributes, Experience and Skills:
Mr. Van Sweden was selected to serve as a director for his financial training, investment experience and leadership skills, and his experience in the energy and power sector.

Noel G. Watson Director Age: 73 Committee Memberships: Compensation Director since: 2008
Noel G. Watson has served as a director since November 2008. Mr. Watson is the Chairman of the Board of Jacobs Engineering Group Inc., a provider of technical, professional and construction services, a position he has held since 2006. Mr. Watson served as Chief Executive Officer of Jacobs Engineering Group Inc. from November 1992 to April 2006 and as President of Jacobs Engineering Group Inc. from 1987 to July 2002. Mr. Watson is a director of privately-held Rotex Global LLC. Mr. Watson holds a B.S. in chemical engineering from the University of North Dakota.

 Key Attributes, Experience and Skills:
Mr. Watson was selected to serve as a director for his technical training, leadership experience and service on the other boards of directors for other companies, including service as the Chief Executive Officer of a public company.

Vote Required

        The eight persons receiving the highest number of "FOR" votes represented by shares of GT Solar common stock present in person or represented by proxy at the 2010 Annual Meeting will be elected.

Recommendation

        The Board of Directors recommends that you vote "FOR" the election of each of its eight nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        In August 2009, our Nominating and Corporate Governance Committee adopted corporate governance guidelines, which include guidelines for determining director independence and qualifications for directors, and are published on the Company's website (www.gtsolar.com) under the Corporate Governance section of the Investor Relations page.

        Our corporate governance guidelines provide that directors should not be nominated for election to the Board after their 73rd birthday, although the Board may nominate candidates over age 73 if the Board deems appropriate in the stockholders' best interests and our best interests. Mr. Watson, a current director who is being nominated for reelection to the Board at the 2010 Annual Meeting, has already reached the age of 73. Mr. Watson has served as a director since 2008, and is a key board member with strong management and industry experience. As a result, the Board has determined that it is appropriate and in our stockholders' and our best interests to nominate Mr. Watson for an additional one-year term.

Board Leadership Structure and Risk Oversight

        Our Company is led by Thomas Gutierrez, who has served as our President and Chief Executive Officer and a member of our Board of Directors since October 2009. J. Bradford Forth has served as Chairman of our Board of Directors since January 2007. Including Mr. Forth, our Board has seven independent directors.

        Our Board has three standing independent committees with separate chairs—the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our corporate governance guidelines provide that our non-management directors will meet in executive session at each Board meeting, and after each executive session a designated director will update the CEO on the key items discussed.

        We believe that our current leadership structure has been effective for our company. We believe that having different individuals serve as CEO and chairman of the board and having independent chairs for each of our board committees provides an effective form of leadership for our company. Our CEO is responsible for managing the Company and, based on feedback we have received, we believe he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for the Company. The Chairman of the Board, in comparison, provides leadership on corporate governance and matters relating to Board deliberations. Each of the committee chairs performs a similar leadership role with regard to each committee.

        We believe that our CEO, together with the Chairman of the Board, the independent committees and the full board of directors, provide effective oversight of the risk management function. Our full Board regularly engages in discussions of risk management and receives reports on risk management from our officers. Each of our board committees also considers the risks to our operations and business within its area of responsibilities.

Board Diversity

        Our Board does not have a specific diversity policy, but it, and the Nominating and Corporate Governance Committee, considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Our company believes that diversity is important because a variety of experiences and points of view contribute to a more effective decision-making process.

 Board Composition

        Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of eight members. Any additional directorships resulting from an increase in the number of directors or any vacancies may only be filled by a vote of the majority of the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

        The Board has determined that each of the directors, other than Mr. Gutierrez, qualifies as "independent" as independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC, or NASDAQ, marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules.

        Our Board of Directors held seven meetings in fiscal 2010. Each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he served during the periods that he served. Recognizing that director attendance at the annual meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting GT Solar, we encourage our directors to attend the annual meeting of stockholders.

Committees of the Board of Directors

        We currently have an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee consists of three persons. All of the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are "independent" as defined by the NASDAQ rules. All of the members of our Audit Committee are "independent" as defined by the rules of the Securities and Exchange Commission, or SEC, with respect to Audit Committee membership.

        The following table shows the membership of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Fusen E. Chen
J. Michal Conaway	X*		X
J. Bradford Forth		X	X*
Ernest L. Godshalk	X	X*
Thomas Gutierrez
Matthew E. Massengill	X		X
R. Chad Van Sweden
Noel G. Watson		X

*
Committee Chair

Audit Committee

        The Audit Committee consists of Messrs. Conaway (Chair), Godshalk and Massengill. Richard Landers served on the Audit Committee from June 2008 to May 2009, at which point he was replaced by Mr. Massengill. The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of GT Solar's financial statements and its financial reporting process, (ii) the systems of internal accounting and financial controls, (iii) the performance of our independent auditor, (iv) the independent auditor's qualifications and independence, and (v) our compliance with legal and regulatory requirements.

        The Audit Committee is responsible for, among other things:

  •
  selecting, retaining and terminating the independent auditors, establishing the compensation for the independent auditors and resolving disputes between management and the independent auditors regarding financial reporting;

  •
  approving the overall scope of the audit;

  •
  annually reviewing the independent auditors' report describing the auditing firms' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm;

  •
  discussing the annual audited financial and quarterly statements with management and the independent auditor;

  •
  discussing earnings press releases, as well as financial information and earnings guidance;

  •
  discussing with management and the independent auditors policies with respect to the adequacy and effectiveness of our accounting and financial controls, including our policies and procedures to assess, monitor and manage risk of financial misstatements or deficiencies in internal controls, and legal and ethical compliance programs;

  •
  meeting separately, periodically, with management, internal auditors and the independent auditor;

  •
  reviewing with the independent auditor any audit problems or difficulties and management's response;

  •
  handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time; and

  •
  reporting regularly to the full board of directors.

        Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Messrs. Conaway and Godshalk meet the requirements for an "audit committee financial expert" as defined by the rules of the SEC.

        The specific responsibilities and functions of the Audit Committee are identified in the Audit Committee's Charter, a copy of which is posted on our website (www.gtsolar.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. The Audit Committee met nine times in fiscal 2010.

Compensation Committee

        The Compensation Committee consists of Messrs. Godshalk (Chair), Forth and Watson. The Compensation Committee is responsible for:

  •
  reviewing key employee compensation policies, plans and programs;

  •
  reviewing and approving the compensation of our executive officers;

  •
  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  •
  reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters;

  •
  administration of equity incentive plans;

  •
  reviewing other incentive compensation plans;

  •
  establishing compensation for our directors; and

  •
  such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        The specific responsibilities and functions of the Compensation Committee are identified in the Committee's Charter, a copy of which is posted on our website (www.gtsolar.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. The Compensation Committee met eleven times during fiscal 2010.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of Messrs. Forth (Chair), Conaway and Massengill. The Nominating and Corporate Governance Committee assists the Board of Directors in identifying individuals qualified to become members of our Board of Directors consistent with criteria set by our Board and developing our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for:

  •
  evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

  •
  establishing a policy for considering stockholder nominees for election to our Board of Directors;

  •
  evaluating and recommending candidates for election to our Board of Directors;

  •
  overseeing the performance and self-evaluation process of our Board of Directors and developing continuing education programs for our directors;

  •
  developing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

  •
  reviewing and monitoring compliance with our code of ethics and our insider trading policy.

        The specific responsibilities and functions of the Nominating and Corporate Governance Committee are identified in its charter, a copy of which is posted on the Company's website (www.gtsolar.com) under the Corporate Governance section of the Investor Relations page. A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. The Nominating and Corporate Governance Committee met five times during fiscal 2010.

Code of Ethics for Senior Financial Officers

        We have adopted a code of ethics that applies to our principal executive, financial and accounting officers and all persons performing similar functions. The code of ethics is published on the Company's website (www.gtsolar.com) under the Corporate Governance section of the Investor Relations page. A printed copy of this Code may be obtained, without charge, by writing to the Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. If we waive any material provisions of our code of ethics or substantively change the code, we will disclose that fact on our website.

 Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee is an officer or employee, nor has any member been an officer or employee at any prior time. There are no interlocking relationships between any of our executive officers and our compensation committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

Code of Conduct

        We have adopted a Code of Conduct, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other senior financial officers. The Code of Conduct is published on the Company's website (www.gtsolar.com) under the Corporate Governance section of the Investor Relations page and printed copies may be obtained, without charge, by writing to the Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. If we waive any material provisions of our Code of Conduct with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or substantively change the Code of Conduct, we will disclose that fact on our website.

Communications with the Board

        Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Board or individual directors by writing to the Board or individual directors, c/o Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. Our Secretary distributes communications to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which GT Solar tends to receive repetitive or duplicative communications.

Nominating and Corporate Governance Committee Processes for Identifying Director Nominees

        The Nominating and Corporate Governance Committee will consider as potential nominees to become members of our Board of Directors individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors for consideration by the stockholders, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our By-Laws and described under "Other Information—Stockholder Proposals and Director Nominations."

        The Nominating and Corporate Governance Committee identifies candidates for election to the Board of Directors, reviews their skills, characteristics and experience and recommends nominees for director to the Board for approval. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Nominating and Corporate Governance Committee has identified collectively desirable attributes and experiences of all of the Board members taken together. Desirable experience for Board members includes experience in the areas of: (i) management; (ii) strategic planning; (iii) accounting and finance; (iv) domestic and international markets; (v) corporate governance; and (vi) the solar equipment manufacturing and related industries sufficient to provide sound and prudent guidance about GT Solar's operations and interests.

        Desirable personal attributes for prospective Board members include (i) the judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) record of accomplishment in leadership roles; (iii) the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of our business; (iv) the fit of the individual's skills and personality with those of the other Board members; (v) the individual's ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and other commitments, including, but not limited to, the number of boards of directors of other public companies on which he or she serves; and (vi) the independence of the individual.

        The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of GT Solar or by a stockholder. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board. During fiscal 2010, the Company paid $230,903 to The Holman Group, Inc. in connection with hiring Mr. Gutierrez.

Family Relationships

        There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        Our "named executive officers" for the fiscal year ended April 3, 2010, or fiscal 2010, include Mr. Gutierrez, our Chief Executive Officer, Richard Gaynor, our Chief Financial Officer, Thomas H. Zarrella, our former President and Chief Executive Officer, Robert W. Woodbury, our former Chief Financial Officer, and Messrs. Keck, Gray and Kim, the three most highly compensated officers other than Mr. Gutierrez and Mr. Gaynor who were serving as executive officers as of the end of fiscal 2010, and Richard E. Johnson, our Vice President, Finance and Chief Accounting Officer, who served as our principal financial officer from May 22, 2009 through February 28, 2010. Mr. Zarrella, our former President and CEO ceased to be employed by us on October 28, 2009, and Mr. Woodbury, our former CFO resigned his employment with us effective on May 22, 2009. Mr. Johnson ceased to serve as our principal financial officer upon the hiring of Mr. Gaynor, and Mr. Johnson continues to be employed by us.

        The Compensation Committee currently consists of Messrs. Forth, Godshalk and Watson. Mr. Godshalk is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. The Compensation Committee determines all of the components of compensation of our CEO, and, in consultation with our CEO, the compensation of the remaining executive officers.

  Compensation Policies and Practices

        The primary objectives of our executive compensation program are to:

  •
  Motivate our executive officers to achieve or exceed our strategic, operational and financial goals;

  •
  Reward superior performance;

  •
  Attract and retain exceptional executive officers; and

  •
  Align the interests of our executive officers and our stockholders.

        Our executive compensation programs are designed to encourage our executive officers to operate the business in a manner that enhances stockholder value. To achieve our objectives, we have implemented compensation plans that link a substantial portion of our executive compensation to the achievement of performance goals and the performance of our common stock.

        Our compensation philosophy provides for a direct relationship between compensation and the achievement of our goals. For fiscal 2010, a substantial portion of our named executive officers' overall compensation was tied to our annual financial performance, specifically operating income and "ending cash balance," each as defined in our fiscal 2010 Executive Incentive Program, which is described below. Our named executive officers' incentive compensation is also tied to the achievement of individual objectives. We also align interests of our executive officers with our stockholders' long-term interests by providing a significant portion of our executive officers' compensation through equity-based awards.

  Compensation Processes

        In setting compensation for our executive officers, the Compensation Committee exercises judgment about each individual and his performance. The Compensation Committee also takes into account existing compensation in an effort to create an effective compensation program at a reasonable cost to our stockholders. To support our specific business objectives, we may adopt compensation components that are different than those used at comparable companies in light of our unique competitive and operating circumstances. Accordingly, while information about standard compensation practices is used as one reference point, we do not set compensation based on industry benchmarks. As a consequence, target and actual compensation of individual executive officers may be substantially higher or lower than industry median levels for particular components of compensation.

        In February 2009, the Compensation Committee retained Frederic W. Cook & Co., Inc., a compensation consulting firm, to conduct an independent study of executive compensation for fiscal 2010. In May 2009, Frederic W. Cook & Co., Inc. presented its review of our compensation program to the Compensation Committee (the "Frederic W. Cook report"). The Frederic W. Cook report included a "public company peer group," which was selected by the Compensation Committee, taking into account the information provided by Frederic W. Cook & Co., Inc., consisting of companies within a specified range of revenues, operating income, number of employees and market capitalizations. The public company peer group was selected for purposes of comparing our executive compensation program and establishing the elements of executive compensation program for fiscal 2010. The public company peer group consisted of the following solar power, semiconductor and semiconductor equipment companies of comparable size to us:

American Super Conductor Corporation	First Solar, Inc.	Powell Industries Inc.
Atheros Communications, Inc.	Hittite Microwave Corporation	Power Integrations Inc.
Brooks Automation Inc.	Intersil Corp.	Sigma Designs Inc.
Cree, Inc.	Linear Technology Corporation	Skyworks Solutions Inc.
Energy Conversion Devices, Inc.	Microchip Technology, Inc.	SunPower Corporation
Fairchild Semiconductor International Inc.	Microsemi Corp.	Teradyne Inc.
FEI Co	MKS Instruments Inc.	Tessera Technologies, Inc.
Varian Semiconductor Equipment Associates Inc.

        The Frederic W. Cook report also used data consisting of third-party compensation surveys covering 188 general technology companies with annual revenues between $200 million and $1.0 billion (the "survey companies").

        In analyzing historical cash compensation for our CEO and CFO, the Frederic W. Cook report weighted data for the public company peer group by 75% and data for the survey companies by 25%. In analyzing historical cash compensation for our other named executive officers, the Frederic W. Cook report weighted data for the survey companies by 100%. The Compensation Committee did not identify any specific benchmark for cash or equity compensation but rather used this information as a guide in setting compensation for fiscal 2010.

        In fiscal 2010, the Compensation Committee considered base salaries of similarly situated executive officers in the public company peer group and the survey companies, an assessment of the named executive officers' performance and its subjective determinations, in setting base salaries for named executive officers.

        In May 2009, the Compensation Committee approved annual base salaries for Messrs. Gray, Kim and Zarrella for fiscal 2010, and in September 2009 for Mr. Keck, all effective March 29, 2009. In August 2009, the Compensation Committee approved the 2010 Executive Incentive Program and set the target cash bonuses for fiscal 2010 under the plan for Messrs. Gray, Kim and Zarrella. In developing the 2010 Executive Incentive Program, the Compensation Committee considered information in the Frederic W. Cook report. In May 2009, the executive management team approved an annual base salary for Mr. Johnson and in August 2009, the executive management team set the target cash bonus for Mr. Johnson under the 2010 Management Incentive Program.

        For 2011, the Compensation Committee determined that our compensation philosophy would take into account (1) median total cash compensation at comparable companies and (2) long-term incentives at near market median. These levels, however, will not be the only consideration when setting compensation levels, but are expected to be used only as a point of reference to assist the Compensation Committee in determining compensation amounts.

        Prior to approving any compensation package or award, the Compensation Committee gives consideration to the impact of accounting and tax treatments of each particular compensation package or award, including the accounting and tax treatment of stock options and restricted stock units.

  Compensation Components

        We have sought to create an overall compensation program that provides foundational elements, such as base salary and benefits, which are competitive, as well as an opportunity for variable incentive compensation that is paid when short and long-term performance goals are met. Our executive compensation consists of the following components:

  •
  Base salary

  •
  Annual cash bonus incentives

  •
  Long-term incentive awards—equity grants

        We also provide certain retirement benefits and limited perquisites.

        For fiscal 2010, the target compensation mix for each named executive officer is set forth in the following table. For purposes of the table below, annual incentive compensation is based on the target bonus for each named executive officer under the 2010 Executive Incentive Program, except for Mr. Johnson who participates in the 2010 Management Incentive Program and Mr. Keck, who does not participate in the 2010 Executive Incentive Program or the 2010 Management Incentive Program. A named executive officer may receive more than or less than his target bonus. For purposes of the table below, equity-based awards are based on the grant date fair value of option, restricted stock and restricted stock unit awards made in fiscal 2010. As a result, the relative amounts shown in the table below do not reflect actual payments made to the named executive officers other than the bonus paid to Mr. Keck.

Executive	Title	Salary as % of Total Compensation	Target Annual Incentive as % of Total Compensation		Equity-Based Awards as % of Total Compensation(1)
Thomas Gutierrez	President and Chief Executive Officer	9.4%	9.4%		81.2%
Richard Gaynor	Vice President and Chief Financial Officer	19.3%	—	(2)	80.7%
David W. Keck	Vice President and General Manager, Polysilicon	11.8%	66.6	%(3)	21.5%
David C. Gray	Vice President and General Manager, Photovoltaic, North America and Europe	34.6%	15.5%		49.9%
Hoil Kim	Vice President, Chief Administrative Officer, General Counsel and Secretary	35.1%	17.6%		47.3%
Richard E. Johnson	Vice President, Finance and Chief Accounting Officer	47.2%	16.5	%(4)	36.3%
Thomas M. Zarrella	Former President and Chief Executive Officer(5)	20.1%	20.1%		59.8%
Robert W. Woodbury, Jr.	Former Chief Financial Officer(6)	66.7%	33.3%		—

(1)
Based on the grant date fair value of options and restricted stock units for each named executive officer. The percentage of equity-based awards in relation to total compensation was higher for Mr. Gutierrez and Mr. Gaynor because of the equity awards granted at the commencement of their employment.

(2)
No target set for Mr. Gaynor under the Executive Incentive Program for fiscal 2010 because he was hired in March 2010.

(3)
Target Annual Incentive as % of Total Compensation reflects Mr. Keck's actual bonus payment based on commissions.

(4)
Target Annual Incentive as % of Total Compensation reflects Mr. Johnson's target bonus under the 2010 Management Incentive Program.

(5)
Mr. Zarrella's employment with us ceased on October 28, 2009.

(6)
Mr. Woodbury resigned on May 22, 2009.

        The relationship of base salary, annual incentive compensation and long-term incentive compensation to the overall compensation program varies depending upon the compensation structure determined by the Compensation Committee after considering each executive officer's performance, prior experience, time in the industry and prior equity incentive awards.

  Base Salary.

        We provide a base salary to our executive officers to compensate them for their services during the year. The base salary element of our executive compensation program is designed to attract excellent candidates and provide a stable source of income regardless of stock price performance so that executives can focus on a variety of important business metrics in addition to stock price. Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers for fiscal 2010, the Compensation Committee considered a number of factors, including performance, the years of service of the individual, individual's duties and responsibilities, the ability to replace the individual, the base salary at the individual's prior employment, information that became available to us informally through recruitment/search firms in connection with our hiring efforts and through our directors' experience. We seek to maintain base salaries at levels that are sufficient to allow us to attract and retain executive talent.

        Salaries for executive officers are reviewed on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require review. Changes in salary are based on evaluation of factors such as the individual's level of responsibility, performance, length of service and level of compensation compared to that of similar positions in other companies. In May 2009, the Compensation Committee reviewed and approved the annual base salaries for our executive officers for fiscal 2010, effective starting March 29, 2009. The base salary of Thomas M. Zarrella, our President and Chief Executive Officer at that time, was increased from $375,000 to $425,000, effective retroactively to March 29, 2009. The base salary of Mr. Johnson was increased from $235,000 to $247,500. In August 2009, the Compensation Committee increased Mr. Keck's base salary for fiscal 2010 from $200,000 to $225,000 to acknowledge performance and contributions in fiscal 2009. Mr. Keck's base salary increase was effective retroactively to March 29, 2009. In making increases to base salaries, the Compensation Committee considered base salaries of similarly situated executive officers in the public company peer group and the survey companies, an assessment of the named executive officers' performance and its subjective determinations.

        Mr. Gutierrez's base salary of $507,500 was set in October 2009 in connection with his hiring and was determined by negotiation and market information provided by Frederic W. Cook & Co., Inc. Mr. Gaynor's base salary of $320,000 was set in February 2010 in connection with his hiring and was determined by negotiation and market information provided by Frederic W. Cook & Co., Inc.

        In April 2010, the Compensation Committee reviewed and established the annual base salaries for our executive officers (other than Mr. Johnson) for fiscal 2011, which included increases for all named executive officers still employed by us, other than Mr. Gaynor. In April 2010, management reviewed and established the annual base salary for Mr. Johnson. The annual salaries in effect for each of the named executive officers as of the end of fiscal 2010 and for fiscal 2011 are as follows:

	Annual Base Salary
Name	Fiscal 2010	Fiscal 2011
Thomas Gutierrez	$507,500	$550,000
Richard Gaynor	320,000	320,000
David W. Keck	225,000	236,250
David C. Gray	285,000	327,750
Hoil Kim	305,000	314,150
Richard E. Johnson	247,500	255,000

  Annual Cash Bonus Incentive.

  1.
  Executive Incentive Program

        The objective of the annual cash bonus incentive is to reward executive officers for our short-term performance, as measured by operating income and "ending cash balance" as defined in the 2010 Executive Incentive Program, and individual management by objective, or MBO, with respect to Messrs. Gutierrez, Gray and Kim. We define operating income as income (loss) from operations for such period as reported in our Annual Report on Form 10-K, adjusted to exclude the effect of (a) stock compensation expense, (b) any costs of persons other than us, our officers and directors, which we have incurred under the GT Solar Holdings LLC limited liability company agreement and (c) any extraordinary income or expenses in the reasonable determination of the Compensation Committee. We define "ending cash balance" as "cash and cash equivalents" as reported in our Annual Report on Form 10-K, (x) reduced by any portion of accounts payable or accrued expenses attributable to the negotiation of any revised terms with suppliers resulting in additional operating charges, (y) increased by any costs paid by us during fiscal 2010 on behalf of persons other than us, our officers and directors under the GT Solar Holdings LLC limited liability company agreement and (z) adjusted for any extraordinary cash flows in the reasonable determination of the Compensation Committee. Under the 2010 Executive Incentive Program, the operating income component was weighted 50% and the "ending cash balance" component was weighted 25% in calculating a bonus payment under the plan. Prior to fiscal 2010, we had used "incentive operating income" and bookings as the performance metrics under the Executive Incentive Plan. The Compensation Committee changed the performance metrics under the annual cash incentive plan because these metrics better reflect the financial and operational objectives of the Company given its circumstances and market position.

        The 2010 Executive Incentive Program also included a MBO component, which consists of individual performance objectives for each executive officer. The MBO component was weighted 25% in calculating a bonus payment under the Plan. The individual performance objectives for each executive officer were determined by the Compensation Committee upon consultation with the CEO and/or the Board of Directors, at the Compensation Committee's discretion. Although the specific objectives and the relative weightings of those objectives vary for each executive officer, the Compensation Committee generally selected MBO components from among the following factors:

  1.
  Achieving corporate goals and objectives specified for fiscal 2010.

  2.
  Developing and executing plans and functional goals that directly and/or indirectly influence the organization's ability to achieve its financial goals for fiscal 2010.

  3.
  Delivering highly effective management of operations through leadership of teams, timely communication and the deployment of business processes and systems that anticipate and prepare the organization for growth.

  4.
  Contributing to an organizational culture where individuals can grow and contribute.

  5.
  Actively supporting a culture that values safety, operational excellence, initiative, innovation, teamwork and quality.

  6.
  Working as a productive and vital member of the management team. Building productive collaborative relationships with peers to meet organizational challenges together as a team. Being responsive to the needs of other team members and cultivating a service mentality internally within the line of authority.

  7.
  Achievement of functional financial measurements.

        The Compensation Committee retains discretionary authority to adjust the MBO component of the bonus up or down based upon an evaluation of the executive officer's performance and contribution during the year; however, the maximum bonus is limited to two times the target cash bonus.

        Annual target cash bonuses for fiscal 2010 were determined as a percentage of each individual's base salary for the fiscal year. The target cash bonus was established based on an individual's level of responsibility. When establishing the target cash bonus percentages for the executive officers for fiscal 2010, the Compensation Committee first reviewed the total cash compensation for the named executive officers and compared their total cash compensation to total cash compensation of executive officers in the public company peer group and the survey companies. When setting total compensation, the

Compensation Committee does not set target bonuses based upon total compensation at the peer group or survey companies, but instead uses this compensation information as a guide for the purpose of setting total compensation. Once the targeted total cash compensation amounts were identified, the Compensation Committee determined the target cash bonus levels based on each named executive officer's base salary and targeted total cash compensation for that individual.

        In June 2009, the Compensation Committee approved the target cash bonuses for fiscal 2010. The Compensation Committee increased the target cash bonus for Mr. Zarrella from 75% of his base salary for fiscal 2009 to 100% of his base salary for fiscal 2010 to compensate him for his increased responsibilities as the chief executive officer of a public company; for Mr. Gray from 40% of his base salary for fiscal 2009 to 45% of his base salary for fiscal 2010 to compensate him for increased responsibilities. Mr. Kim's target cash bonus was set at 50% of his base salary for fiscal 2010 to compensate him for his responsibilities as general counsel of the Company. Mr. Gutierrez's target cash bonus of 100% of his base salary was set in October 2009 in connection with his hiring and was determined by negotiation and market data provided by the Frederic W. Cook report. Mr. Gutierrez's target cash bonus was pro rated from the date of commencement of his employment. Mr. Gaynor was not employed by the Company at the time target cash bonuses were established for fiscal 2010 and is not eligible to receive any payment under the 2010 Executive Incentive Program.

        In June 2009, the Compensation Committee approved the structure of the 2010 Executive Incentive Program. Depending on our performance relative to the pre-determined operating income and "ending cash balance" targets, the actual cash bonus for these executive officers would be less than or greater than their target cash bonuses. The portion of the bonus that is based on achievement of operating income and "ending cash balance" is calculated as follows: the applicable payment increases linearly so that the participant will receive no payment if we achieve 75% or less of budget, a 100% payment if we achieve 100% of budget and a 200% payment if we achieve 120% or more of budget. No bonus is paid if we achieve operating income or "ending cash balance" that is less than 50% of our budgeted operating income or "ending cash balance."

        In August 2009, the Compensation Committee approved the form of the 2010 Executive Incentive Program.

        In October 2009, the Compensation Committee approved the performance metrics to be used under the 2010 Executive Incentive Program. The payment of cash bonuses was based on pre-determined operating income target of $134.9 million for fiscal 2010 and a pre-determined "ending cash balance" target of $190.8 million for fiscal 2010.

        In December 2009, the Compensation Committee approved a special payment to certain executive officers under the 2010 Executive Incentive Program, which was paid on December 10, 2009. The special payment was equal to one-half of such participant's target bonus opportunity under the 2010 Executive Incentive Program. This special payment was deducted from the full-year bonus payment for that named executive officer for fiscal 2010, which was paid on May 28, 2010. If the special payment had been greater than the amount such named executive officer would have received under the 2010 Executive Incentive Program, such named executive officer would have been entitled to keep the entire special payment.

        The table below sets forth the special payment for the Company's named executive officers that received such a payment:

Name	Special Payment on December 10, 2009
David C. Gray	$30,653
Hoil Kim	76,250

        The annual cash bonus awards for fiscal 2010 under the 2010 Executive Incentive Program were finalized on May 24, 2010 for Messrs. Gray and Kim, and on June 2, 2010 for Mr. Gutierrez. Mr. Gaynor was not eligible to participate in the 2010 Executive Incentive Plan because he was hired in March 2010. Mr. Zarrella received no payments since his employment ceased prior to any payments being made under such Plan and Mr. Woodbury did not participate in the Plan because his employment ceased prior to the 2010 targets being established. We achieved operating income of $149.6 million, which represents 111% of the operating income target for fiscal 2010, and "ending cash balance" of $230.7 million, which represents 120% of our "ending cash balance" target for fiscal 2010. This achievement resulted in funding of 165% of the target bonuses for fiscal 2010, based upon a notional 150% MBO goal attainment. Each named executive officer other than our Chief Executive Officer conducted a self-appraisal that was reviewed by our CEO, and our CEO conducted his own self-appraisal. The Compensation Committee evaluated these self-appraisals in the context of each executive officer's responsibilities and awarded a percentage of the funded bonus to each individual in accordance with such individual's MBO attainment. Mr. Gutierrez achieved 200% of his MBO goals, resulting in a bonus payment of $449,819, which exceeds the amount earned by meeting the performance measures under the 2010 Executive Incentive Program by $65,313. Under his employment agreement, Mr. Gutierrez was entitled to a cash bonus under the 2010 Executive Incentive Plan pro-rated based on the number of days during fiscal 2010 during which he was employed by us, or 42.7%, but Mr. Gutierrez's calculated bonus payment was pro-rated by 50% at the discretion of the Compensation Committee.

        The target cash bonus and maximum cash bonus opportunity and the actual cash bonus, as a percentage of base salary, and the actual cash bonus paid for each of the following named executive officers in fiscal 2010, was as follows:

	Fiscal 2010
Name	Target Cash Incentive Bonus as a Percent of Base Salary	Maximum Cash Incentive Bonus as a Percent of Base Salary	Actual Cash Bonus as a Percent of Base Salary(1)	Actual Cash Bonus(1)
Thomas Gutierrez(2)	100%	200%	89%	$449,819
David C. Gray	45%	90%	56%	$158,487
Hoil Kim	50%	100%	79%	$241,741
Thomas M. Zarrella	100%	200%	—	—

(1)
Amount calculated based on annualized base salary. For Messrs. Gray and Kim, includes the special payment paid on December 10, 2009.

(2)
Percentages reflect full year bonus percentages. Mr. Gutierrez's target cash bonus for fiscal 2010 was pro-rated from date of commencement of employment. Mr. Gutierrez's actual cash bonus includes $65,313 above the amounts earned by meeting the performance measures under the 2010 Executive Incentive Program.

        In April 2010, our Compensation Committee reviewed and established the structure, metrics and target cash bonus percentages for the 2011 Executive Incentive Program. Mr. Gaynor's target cash bonus for fiscal 2011 was set at 60% of his base salary in accordance with his employment agreement. No changes were made to the target cash bonus percentages for the other named executive officers in fiscal 2011. The Compensation Committee set these target bonus percentages for both fiscal 2010 and fiscal 2011 to ensure that a substantial portion of each executive's cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total compensation (consisting of salary, bonus and equity award) that is competitive with the public company peer group and the survey companies.

        In addition, in April 2010, the Compensation Committee approved a structure for the 2011 Executive Incentive Program. The original 2011 Executive Incentive Program included the same performance metrics and bonus formula as the 2010 Executive Incentive Program, except that the Compensation Committee narrowed the range of the financial performance metrics between the threshold achievement level and the maximum achievement level.

        On June 2, 2010, the Compensation Committee revised the structure for the 2011 Executive Incentive Program, which all executive officers are eligible to participate in. The bonus payment for a participant will be determined in reference to the target bonus opportunity for such participant specified in a participation agreement between the participant and us, and will be based on achievement of individual performance objective components ("MBOs") as a result of the Compensation Committee's assessment of each participant's performance as compared to their MBOs. In no event shall a participant's actual bonus payment exceed two times such participant's target bonus opportunity.

        On June 2, 2010, the Compensation Committee also revised the target bonus opportunities for the named executive officers under the 2011 Executive Incentive Program, as follows:

	Fiscal 2011
Name	Target Cash Incentive Bonus as a Percent of Base Salary	Maximum Cash Incentive Bonus as a Percent of Base Salary
Thomas Gutierrez	25%	50%
Richard Gaynor	15%	30%
David C. Gray	15%	30%
Hoil Kim	12.5%	25%
  2.
  162(m) Performance Incentive Plan.

        On June 2, 2010, the Compensation Committee approved the performance criteria for awards to be made to executive officers under the 162(m) Performance Incentive Plan for fiscal year 2011 (the "162(m) Plan"). The cash-based awards for a participant will be based on our achievement of operating income and net cash position (defined as cash on the balance sheet after giving effect to adjustments to accounts payable to reflect revised terms with suppliers) and will be determined in accordance with the following formula:

  Award Amount = ((Target Percentage) × (Base Salary) × (2/3) × Operating Income Multiplier) + ((Target Percentage) × (Base Salary) × (1/3) × Net Cash Position Multiplier)

        The Operating Income Multiplier and Net Cash Position Multiplier are based upon formulas established by the Compensation Committee which are, in turn, based upon targets set by the Compensation Committee for the Company's operating income and net cash position, respectively, at the end of fiscal year 2011.

        The Operating Income Multiplier and Net Cash Position Multiplier shall be zero in the event that operating income for fiscal year 2011 or net cash position as of the end of fiscal year 2011 is 85% of target and shall increase linearly for performance up to 100%, in which event the Operating Income Multiplier and Net Cash Position Multiplier, as the case may be, shall be one. For operating income and net cash position achievement exceeding target, the Operating Income Multiplier and Net Cash Position Multiplier, as the case may be, shall increase linearly such that the multipliers shall be two in the event that actual achievement is 110% of target. In no event shall the Operating Income Multiplier and Net Cash Position Multiplier exceed two.

        No award will be paid if we achieve operating income or net cash position that is less than 50% of our budgeted operating income or net cash position.

        On June 2, 2010, the Compensation Committee approved the following target bonus opportunities for fiscal 2011 for the following executive officers under the 162(m) Plan:

	Fiscal 2011
Name	Target Percentage of Base Salary	Maximum Award as a Percentage of Base Salary
Thomas Gutierrez	75%	150%
Richard Gaynor	45%	90%
David C. Gray	45%	90%
Hoil Kim	37.5%	75%
  3.
  Management Incentive Program.

        In fiscal 2010, Mr. Johnson participated in the 2010 Management Incentive Program. The objective of the annual cash bonus incentive is to reward officers, other than our executive officers, for our short-term performance, as measured by operating income and "ending cash balance" as defined in the 2010 Management Incentive Program (which are defined similarly in the 2010 Executive Incentive Program), and individual management by objective, or MIP MBO. The 2010 Management Incentive Program included the same performance targets and bonus formula as the 2010 Executive Incentive Program, except that individual payments under the 2010 Management Incentive Plan are not subject to review by the Compensation Committee. Mr. Johnson's target cash bonus was set at 35% of his base salary.

        In December 2009, our executive management team approved a special payment under the 2010 Management Incentive Program, which was paid on December 10, 2009. The special payment was equal to one-half of each participant's target bonus opportunity under the 2010 Management Incentive Program. This special payment was deducted from the full-year bonus payment for each participant for fiscal 2010. Mr. Johnson received a special payment at such time of $43,313.

        The annual cash bonus awards for fiscal 2010 under the 2010 Management Incentive Program were finalized on May 24, 2010. Mr. Johnson achieved 125% of his MIP MBO goals, resulting in a bonus payout of 158% of his target Mr. Johnson's actual cash bonus pursuant to the 2010 Management Incentive Program for fiscal 2010 was $137,317, which included the special payment of $43,313 received on December 10, 2009, the balance was paid on May 28, 2010.

        For fiscal 2011, Mr. Johnson's target cash bonus has been set by management at 40% of his base salary.

  4.
  Commission-Based Bonus Program.

        The annual cash bonus for Mr. Keck is based on a commission that is earned for each order we receive for polysilicon products and services. Mr. Keck's employment agreement provides that with respect to each order for which a commission is earned, a commission is payable as follows: 15% when a deposit is received, 45% when each shipment payment is received and 40% when the final payment is received. Because of the complexity associated with tracking shipment payments, the portion of the commission that relates to shipment payments is paid in two increments: 22.5% of the commission is paid when the first vessel with respect to an order is shipped and 22.5% is paid when the last vessel with respect to that order is shipped. There is no set target amount, but Mr. Keck's total compensation of his base salary and cash bonus was limited to a maximum of $1.5 million under the terms of his employment agreement. We entered the polysilicon business in 2006, and we hired Mr. Keck, a known expert in the polysilicon industry, for his unique skills. The board structured Mr. Keck's compensation package to emphasize variable compensation that is linked to the short-term performance of the polysilicon business and to provide compensation sufficient to attract him to our company. Mr. Keck received commissions of $1.275 million in fiscal 2010 based on our orders, shipments and payments received for polysilicon products and services received in fiscal 2010. Mr. Keck's compensation is weighted more heavily toward cash incentives rather than equity incentives due to compensation arrangements dating back to the establishment of our polysilicon business.

  Discretionary Bonus Awards.

        In February 2008, when Mr. Johnson was hired, we paid Mr. Johnson (i) a discretionary bonus of $25,000, and (ii) a one-time bonus of $250,000 for an estimated bonus forgone from his then current employer associated with his acceptance of employment with us. In June 2009, in connection with his assuming the responsibilities of our principal financial officer, the Compensation Committee approved a special retention bonus in the amount of $150,000 which was paid on June 4, 2010.

        In December 2008, when Mr. Kim was hired, we paid Mr. Kim a discretionary bonus of $45,000 in two equal installments, the first upon commencement of employment with us and the second at the same time as other executive officers received payments under the 2009 Executive Incentive Program.

        In January 2009, when Mr. Gray was hired, we paid Mr. Gray a sign-on bonus of $200,000 in three installments: $80,000 on Mr. Gray's start date, and $60,000 on each of his six month and one year anniversaries.

        In October 2009, when Mr. Gutierrez was hired, we awarded him a discretionary bonus equal to $240,000 payable in two equal installments, the first on the date employment commenced and the second in January 2010. Of this discretionary bonus amount, $60,000 was estimated to constitute reimbursement of Mr. Gutierrez's relocation expenses and is reflected in the "Other Compensation" column of the Summary Compensation Table, based on the expenses incurred by Mr. Gutierrez in connection with his relocation.

        In March 2010, when Mr. Gaynor was hired, we paid Mr. Gaynor a one-time sign-on bonus of $85,000, which was paid in two equal installments, the first upon commencement of employment with us and the second at the same time as other executive officers received payments under the 2010 Executive Incentive Program.

  Long-Term Incentive Awards.

        Our 2008 Equity Incentive Plan provides for the grant of stock options, restricted stock, stock appreciation rights and other stock awards. Our executive officers have received equity compensation awards in the form of incentive stock options and restricted stock units. We have granted long-term incentive awards in the form of stock options and restricted stock units because we believe they are important in our efforts to create and maintain an advantage in the competitive industry in which we operate. Stock options and restricted stock units are designed to align the interests of our executive officers with our stockholders' long-term interests by providing them with equity-based awards that vest over a period of years. The Compensation Committee decided to grant stock options and restricted stock units to executive officers in fiscal 2010 to (i) attract excellent employees, (ii) reward long-term Company performance as measured by appreciation of our stock price, (iii) align the executive officers' interests with those of stockholders, and (iv) promote long-term retention of executives. Also, the Compensation Committee determined to issue these types of equity awards after reviewing market data and information contained in the Frederic W. Cook report.

        The Board of Directors, upon recommendation of the Compensation Committee, granted stock options and restricted stock units to Messrs. Gray, Keck, Kim and Johnson in September 2009. In October 2009, the Board granted stock options and restricted stock units to Mr. Gutierrez in connection with the start of his employment with us, and in February 2010, the Board granted stock options and restricted stock units to Mr. Gaynor in connection with the start of his employment with

us. The amount of such grants to Messrs. Gutierrez and Gaynor was determined on the basis of market data and negotiations.

        In determining the number of stock options and restricted stock units awarded to Messrs. Gutierrez, Gaynor, Gray, Keck, Kim and Johnson in fiscal 2010, our Compensation Committee considered both the estimated intrinsic value of the restricted stock units and the estimated fair value of options based on the Black-Scholes option valuation method, as well as individual performance, cash compensation levels and each such named executive officer's existing equity holdings. Our Compensation Committee also considered individual responsibilities of our named executive officers, including Mr. Gutierrez's responsibility for our overall performance, Mr. Gaynor's responsibility for financial reporting and accounting functions, Mr. Gray's responsibility for our strategic development, Mr. Keck's responsibility for building our polysilicon business, which is a significant element of our growth strategy, Mr. Kim's responsibilities relating to oversight of our legal, human resources and investor relation functions, and Mr. Johnson, for his interim responsibility for financial reporting and accounting functions. A significant percentage of the target total compensation for Mr. Gutierrez, our Chief Executive Officer, and Mr. Gaynor, our Chief Financial Officer consists of equity-based awards because of the equity awards granted at the commencement of employment and because the Compensation Committee wants the interests of these officers, who play a key role in providing strategic direction to the Company, to be very closely aligned with those of our stockholders. Mr. Zarrella received equity awards in fiscal 2010 that were forfeited as a result of the cessation of his employment with us. Mr. Woodbury did not receive any equity awards in fiscal 2010.

        On June 2, 2010, the Board of Directors awarded restricted stock units and non-qualified stock options under our 2008 Equity Incentive Plan to our named executive officers. The table below sets forth these restricted stock units and non-qualified stock options awards. The restricted stock units awarded to the named executive officers vest over four years in four equal annual installments commencing on the first anniversary of the grant date. The non-qualified stock options awarded to the named executive officers vest as follows: (i) 25% of the options vest on the first anniversary of the grant date and (ii) 1/48th of the options vest upon the passage of each full month thereafter.

Name	Number of Restricted Stock Units	Number of Non- Qualified Stock Options
Thomas Gutierrez	91,912	183,824
Richard Gaynor	—	—
David W. Keck	45,956	91,912
David C. Gray	62,041	124,080
Hoil Kim	39,063	78,125
Richard E. Johnson	—	—

        The terms of the restricted stock unit agreements and the non-qualified stock option agreements awarded on June 2, 2010 for our executive officers provides that upon a termination of the executive officer's employment by us without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

        In addition, on June 2, 2010, the Board approved an amendment to the terms of all stock option and restricted unit awards previously granted to our executive officers under the 2008 Equity Incentive Plan and the 2006 Stock Option Plan, to the extent that those awards either (i) did not provide for accelerated vesting of all unvested awards upon termination of employment for "Cause" or "Good Reason" following a Change in Control (a "change in control provision") or (ii) had change of control provisions with different terms than those described above, to the extent that such modifications do not cause such awards to become subject to Section 409A of the Internal Revenue Code. The amendment provides that all outstanding stock option and restricted unit awards held by executive officers have the same change of control provision as the awards made on June 2, 2010 described above.

  Equity Ownership

        Mr. Zarrella received 173,496 Class A shares of GT Solar Holdings, LLC in connection with the acquisition by GT Solar Holdings, LLC of GT Solar on December 30, 2005 (the "Acquisition"). In addition, Mr. Zarrella received Class B and Class C shares of GT Solar Holdings, LLC as incentive compensation.

        In July 2008, Mr. Zarrella, GT Solar Holdings, LLC and OCM/GFI Power Opportunities Fund II, L.P. and OCM/GFI Power Opportunities Fund II (Cayman), L.P. (collectively, the managing member of GT Solar Holdings, LLC), entered into a letter agreement amending the limited liability company agreement of GT Solar Holdings, LLC with respect to proceeds to be received by Mr. Zarrella in distributions by GT Solar Holdings, LLC, including the distribution with respect to funds received by GT Solar Holdings, LLC in connection with the initial public offering of GT Solar, which was completed on July 29, 2008, and a dividend paid by GT Solar to our stockholders of record as of June 30, 2008. Pursuant to the letter agreement, the portion of such current distribution received by Mr. Zarrella in respect of his Class B Shares of GT Solar Holdings, LLC was allocated entirely to Class B Shares held by Mr. Zarrella that had vested as of the date of such distribution without reducing the aggregate amount that he was to receive in respect of all of his Class B Shares. The letter agreement provided that each future distribution by GT Solar Holdings, LLC to Mr. Zarrella in respect of his Class B Shares will be allocated to only the Class B Shares that have vested as of the date of such distribution, without reducing the aggregate amount that he would have received in respect of all of his Class B Shares in connection with such distribution. The letter agreement provided further that to the extent that any of Mr. Zarrella's unvested Class B Shares fails to vest, (1) future distributions to Mr. Zarrella in respect of any of his shares of Holdings, be they Class B or otherwise, will be reduced by the amount of prior distributions that would have been allocated to such unvested shares but for the letter agreement and (2) subject to certain limitations, in the event any such future distributions are made in both cash and securities, the reduction noted in (1) above will be applied first to the value of the securities to be distributed to Mr. Zarrella.

        Pursuant to the separation and release agreement between GT Solar International and Mr. Zarrella described below, the portion of Mr. Zarrella's Class B shares in GT Solar Holdings, LLC that have vested are subject to repurchase by GT Solar Holdings, LLC in accordance with the limited liability company agreement of GT Solar Holdings, LLC, and the balance of Mr. Zarrella's Class B shares that had not vested were forfeited and cancelled. Mr. Zarrella continues to hold his Class A shares and Class C shares in GT Solar Holdings, LLC.

  Equity Ownership Guidelines

        On April 16, 2010, the Compensation Committee adopted a policy on equity ownership which will apply to the Chief Executive Officer, chief accounting officer, and all officers who report directly to the CEO, including our named executive officers. Under the policy, from and after the date of the next equity grant, such officers will be permitted to sell up to 50% of all equity vesting after such date pursuant to grants of equity received by such officers (or, in the case of options, be permitted to sell a number of shares equal to 50% of the shares covered by the vesting options) until the net value of vested shares held by such officer equals or exceeds the required multiple of such officer's base salary. For officers other than the CEO, the required multiple is two. For the CEO, the multiple is four. The determination of compliance with the policy will be made by the Chief Financial Officer (and in the case of the CFO, by the CEO) using an appropriate methodology to be reasonably determined by the CFO. Any exceptions due to hardship are subject to approval by the Compensation Committee.

  Retirement Benefits.

        We sponsor a tax-qualified employee savings and retirement plan, or 401(k), plan that covers most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plan, eligible employees may elect to contribute a minimum of 1% of their annual compensation, up to a maximum amount equal to the statutorily prescribed annual limit. We may also elect to make a matching contribution to the 401(k) plan in an amount equal to a discretionary percentage of the employee contributions, subject to certain statutory limitations. For fiscal 2010, we made a discretionary matching contribution of $711,210 to all employees. Of this amount, $41,483 was paid to our named executive officers.

  Perquisites.

        We also provide our named executive officers with payments of a portion of life, medical and dental insurance premiums. Information regarding this payment is set forth in the Summary Compensation Table.

  Payments Upon Termination of Employment.

        In connection with the cessation of the employment of Thomas M. Zarrella, our former Chief Executive Officer, on October 28, 2009, we entered into a separation and general release agreement, pursuant to which we (i) confirmed that Mr. Zarrella will receive severance payments totaling $425,000, representing twelve months of his base salary in effect on his separation date, to be made in twenty-six equal bi-weekly installments in accordance with GT Solar's customary payroll practices, and continuation of Mr. Zarrella's medical and dental insurance benefits for a period equal to the lesser of (x) twelve months following his separation date and (y) the period ending on the date that he first becomes entitled to receive similar benefits under any plan maintained by a person for whom he provides services. In addition, Mr. Zarrella has the option of electing COBRA coverage under our group medical plans for up to 12 months following his separation date at our expense, and at his expense thereafter, if required, subject to the provisions of COBRA coverage in effect at that time. Mr. Zarrella is also entitled to receive a special payment of $350,000 made within 5 days of the expiration of the applicable revocation period. We agreed to pay up to $20,000 of Mr. Zarrella's legal fees and expenses in connection with his departure and the separation and general release agreement.

        Pursuant to the separation and general release agreement, Mr. Zarrella agreed to make himself reasonably available to assist and cooperate with us and our subsidiaries in connection with any review of the policies, procedures and activities of us and our subsidiaries, and, subject to certain exceptions, to the extent Mr. Zarrella provides such services after December 1, 2009 that exceed 100 hours, we agreed to pay Mr. Zarrella a consulting fee at the rate of $400 per hour. We have not paid Mr. Zarrella any amounts pursuant to this provision.

  Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly-held company for compensation paid in excess of $1.0 million in any taxable year to the principal executive officer and the three other most highly compensated executive officers other than the principal executive officer or the principal financial officer. This deduction limit does not apply to exempt "performance-based compensation" within the meaning of Section 162(m) if certain requirements set forth in Section 162(m) are met. The GT Solar International, Inc. Section 162(m) Performance Incentive Plan (the "162(m) Plan") is designed to enable us to provide incentive compensation to certain of our executive officers whose compensation is tax deductible for U.S. federal income tax purposes in a manner that qualifies for an exemption, as "performance-based compensation," from the deduction limitations under Section 162(m) of the Internal Revenue Code.

        The Compensation Committee intends to structure awards for the fiscal year ending April 2, 2011 and subsequent fiscal years under the 162(m) Plan so that compensation paid pursuant to its terms will qualify for the "performance-based compensation" exception under Section 162(m) and be eligible for deductibility by us. The 162(m) Plan was approved by stockholders at the 2009 Annual Meeting, to comply with the requirements of Section 162(m). The deductibility of compensation is only one factor that the Compensation Committee considers in assessing whether a particular arrangement is appropriate in light of its goal of encouraging our executive officers to accomplish strategic, operational and financial objectives and to operate the business in a manner that enhances stockholder value.

  Conclusion

        The Compensation Committee believes that the compensation for our named executive officers for fiscal 2010 was appropriate in light of our financial performance.

  Equity Incentive Plans

  2006 Stock Option Plan

        The 2006 Stock Option Plan, as amended on July 7, 2006 and on January 15, 2008, which we refer to as the 2006 Plan, is administered by our Compensation Committee. Discretion to grant options under the 2006 Plan rests with the Compensation Committee and options may be granted to our employees, officers, directors, consultants and advisors. Under the 2006 Plan, we may grant either non-qualified stock options (as defined in the Internal Revenue Code) or incentive stock options (as defined in the Internal Revenue Code) to purchase shares as defined under the Internal Revenue Code. In addition, the Compensation Committee may add specific terms and conditions to each option agreement, subject to the general terms and conditions of the 2006 Plan. The Compensation Committee, in its sole discretion, may determine the conditions upon which the options will vest and all other terms and conditions relating to the exercisability of the options, including any terms and conditions which may apply following termination of the optionholder's services to us or one of our subsidiaries. Subject to the provisions of the relevant option agreement and as otherwise determined by the Compensation Committee, any unexercised option generally expires upon the first to occur of: (i) the tenth (or, in the case of a holder of 10% or more of the total combined voting power of all classes of our stock or any of our subsidiaries or affiliates, the fifth) anniversary of the grant date; or (ii) 60 days after the termination of the option holder's service to us or one of our subsidiaries without cause. The aggregate number of shares subject to options granted under the 2006 Plan may not exceed 10,710,000. In June 2008, our Board of Directors terminated the ability to grant future stock option awards under the 2006 Plan.

        The aggregate fair market value of shares of our common stock for which an incentive stock option is exercisable for the first time during any calendar year under all our equity incentive plans and our subsidiaries may not exceed $100,000. The price payable on the exercise of an option granted may not be less than: (i) the fair market value per share on the date the option is granted; or (ii) the nominal value per share, whichever is the higher.

        Optionholders do not have any voting or other rights as a stockholder of ours with respect to any shares issuable upon exercise of an option until exercise of the option and issuance of a certificate or certificates representing such shares. All options are exercisable only by the optionholder during their lifetime, following which, the vested options are transferable by will or by the laws of descent or distribution.

        In the event of a merger, consolidation or other form of reorganization involving GT Solar International, Inc., a sale or transfer of all or substantially all of its assets, or a tender or exchange offer made by any corporation, person or entity, the Compensation Committee may accelerate the exercisability of the options, cancel the portion of any option that has not become exercisable or permit or require option holders to surrender their options for cash payments. In the event of a stock dividend, stock split or recapitalization or corporate reorganization in which we are a surviving corporation, the number or kinds of shares subject to the 2006 Plan or to any option previously granted, and the option price, shall be adjusted by the Compensation Committee.

        The Compensation Committee may amend, suspend or terminate the 2006 Plan in any manner, provided that no such action may be taken that would impair the rights of any existing option holder with respect to any previously granted option without the option holder's consent.

        The 2006 Plan terminates on December 30, 2015. Options granted prior to such date shall remain in effect until the exercise, surrender, cancellation or expiration in accordance with the 2006 Plan.

        We anticipate that all future equity awards will be made under the 2008 Equity Incentive Plan described below, and we do not intend to issue any further stock options under the 2006 Plan. As of April 3, 2010, the number of shares of our common stock issuable upon currently outstanding options was 4,074,092 at a weighted average exercise price of $3.99 per share.

  2008 Equity Incentive Plan

        General.    On June 30, 2008, we adopted the 2008 Equity Incentive Plan, which we refer to as the 2008 Plan. The 2008 Plan is intended to further our growth and profitability by increasing incentives and encouraging share ownership by our employees, directors and independent contractors.

        Administration.    The 2008 Plan will be administered by the Compensation Committee, or, if the Compensation Committee ceases to exist, by our Board of Directors. The Compensation Committee has the power to administer the 2008 Plan, including the power to determine which employees, directors and independent contractors are eligible to receive awards, adopt necessary procedures to permit participation in the 2008 Plan and make all decisions and determinations as necessary or advisable to administer the 2008 Plan. The Compensation Committee may delegate all or any part of its authority and powers under the 2008 Plan to one or more directors and/or officers.

        Participation.    Individuals eligible to participate include our employees, directors and independent contractors.

        Available Shares.    An aggregate of 15,000,000 shares of our common stock have been authorized for grants of awards under the 2008 Plan. The maximum number of shares of common stock that may be granted for incentive stock options is 15,000,000. To the extent shares subject to an outstanding option or other award are not issued or delivered by reason of expiration, cancellation, forfeiture or other termination of the award, withholding of the shares for taxes or settlement of the award in cash, such shares shall again be available for grant under the 2008 Plan.

        Option Grants.    Options granted under the 2008 Plan may include incentive stock options, non-qualified stock options or a combination thereof. An incentive stock option may only be granted to an employee and may not be granted more than ten years after the earlier of the adoption of the 2008 Plan by our Board, or the approval of the 2008 Plan by our stockholders. The exercise price per share for each option will be determined by the Compensation Committee except that the exercise price may not be less than 100% of the fair market value of a share of common stock on the grant date. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock on the grant date.

        Expiration of Options.    Each option will terminate not later than the expiration date specified in the award agreement pertaining to such option. The expiration date of an option shall not be later than the tenth anniversary of the grant date. The expiration date of an incentive stock option granted to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding shall not be later than the fifth anniversary of the grant date.

        Restricted Stock.    Restricted stock is a grant of shares of our common stock that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the end of a restricted period set by the Compensation Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Compensation Committee determines otherwise. Unvested shares of restricted stock are subject to forfeiture in the event of termination of employment with us and restrictions on transferability.

        Stock Appreciation Rights.    Stock appreciation rights, or SARs, entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the base price of the SAR. The Compensation Committee shall determine the terms and conditions of SARs except that the base price of an SAR shall not be less than 100% of fair market value of a share of our common stock on the grant date.

        Other Stock Awards.    The Compensation Committee may develop sub-plans or grant other equity based awards on such terms as it may determine. These awards may include awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States or dividend equivalent awards that entitle participants to receive an amount equal to the dividends that would have been paid during a specified period on the amount of shares specified in the award. We have awarded, pursuant to the 2008 Plan, restricted stock units. Restricted stock units entitle the participant to receive shares of common stock to be delivered at the time such shares of common stock vest or restrictions on such shares lapse as specified by the Compensation Committee in the applicable award agreement.

        Nontransferability and Withholding Taxes.    No award granted under the 2008 Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will and the laws of descent and distribution. However, a participant may transfer, without consideration, an award other than an incentive stock option to one or more members of his or her immediate family.

        We have the right and power to deduct or withhold an amount sufficient to satisfy any taxes which the Compensation Committee deems necessary to be withheld to comply with the Internal Revenue Code or other applicable law with respect to such award or the exercise thereof. The Compensation Committee may permit or require a participant to satisfy all or part of the tax withholding obligations in connection with an award by having us withhold otherwise deliverable shares of common stock, or by the participant delivering to us already-owned shares of common stock.

        Amendment/Termination of the 2008 Plan.    The board may amend, suspend or terminate the 2008 Plan at any time for any reason subject to any requirement of stockholder approval required by applicable law or stock market rule or regulation, except that stockholder approval is not required for an amendment to avoid the imposition of taxes under Section 409A of the Internal Revenue Code. Any amendment, suspension or termination of the 2008 Plan shall not materially adversely alter or impair the rights or obligations under any award granted to a participant without the consent of such participant. If not previously terminated by the board, the 2008 Plan shall terminate ten years after adoption by the board.

        As of April 3, 2010, there were 2,360,455 restricted stock units and 2,305,136 option grants outstanding, with a weighted average exercise price of $5.09, under the 2008 Plan. The stock option agreements for our named executive officers provide for one quarter of the options vesting on the first anniversary of the grant date, and 1/48 of the total of the options granted vesting at the end of each month during the subsequent three years. Of these option grants, options to purchase 1,268,800 shares of our common stock were held by Messrs. Gutierrez, Gaynor, Gray, Keck and Kim.

        In the event that any dividend or distribution of shares of stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, change of control or exchange of shares of stock or other securities of the Company, or other corporate transaction or event that affects the shares, the Board will, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of shares or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding awards, and (iii) the exercise price or base price with respect to any award, or make provision for an immediate cash payment to the holder of an outstanding award in consideration for the cancellation of such award.

        The terms of the restricted stock unit agreements and the non-qualified stock option agreements for the Company's executive officers, including each of the named executive officers as amended on June 2, 2010, provides that upon a termination of the named executive officer's employment by us without "Cause" (as defined in the named executive officer's employment agreement), or by the named executive officer for "Good Reason" (as defined in the named executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

    Ernest L. Godshalk, Chairman
    J. Bradford Forth
    Noel G. Watson

Summary Compensation Table

        We are required to provide certain information regarding the compensation earned by any person serving as our principal executive officer during the most recently completed fiscal year, any person serving as our principal financial officer during the most recently completed fiscal year, and our three other most highly compensated executives during the most recently completed fiscal year. As discussed above in under "—Compensation Discussion and Analysis" section, we refer to these individuals as our "named executive officers."

        The following table shows the compensation earned by our named executive officers during the fiscal years ended April 3, 2010, or fiscal 2010, March 28, 2009, or fiscal 2009, and March 31, 2008, or fiscal 2008.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Thomas Gutierrez(5)	2010	$220,567	$180,000	$2,144,000	$2,245,413	$449,819	$65,548	$5,305,347
President and Chief
Executive Officer
Richard Gaynor(6)	2010	$30,769	$85,000	$691,197	$647,387	—	—	$1,454,353
Vice President and Chief
Financial Officer
David W. Keck	2010	$233,173	—	$208,499	$202,466	$1,275,000	$12,714	$1,931,852
Vice President and General	2009	$199,763	—	$315,000	—	$1,300,000	$17,217	$1,831,980
Manager, Polysilicon	2008	$190,008	—	—	$287,029	$782,202	$7,348	$1,266,587
David C. Gray	2010	$295,962	$120,000	$208,499	$202,466	$158,487	$10,301	$995,715
Vice President and General
Manager, Photovoltaic,
North America and Europe
Hoil Kim	2010	$316,731	$22,500	$208,499	$202,466	$241,741	$5,602	$997,539
Vice President, Chief
Administrative Officer, General
Counsel and Secretary
Richard E. Johnson(7)	2010	$256,779	—	$96,575	$93,782	$137,317	$8,857	$593,310
Vice President, Finance and
Principal Accounting
Officer
Thomas M. Zarrella(8)	2010	$485,247	—	$641,529	$622,974	—	$808,146	$2,557,896
Former President and Chief Executive	2009	$372,695	—	$1,200,000	—	—	$44,427	$1,617,122
Officer	2008	$275,000	—	—	$454,382	$349,250	$7,112	$1,085,744
Robert W. Woodbury, Jr.(9)	2010	$76,691	—	—	—	—	$1,150	$77,841
Former Chief Financial	2009	$325,000	—	$—	$420,000	—	$2,438	$747,438
Officer	2008	$72,500	—	$479,400	$1,213,758	$100,643	$2,019	$1,868,320

(1)
In October 2009, when Mr. Gutierrez was hired, Mr. Gutierrez was awarded a discretionary bonus equal to $240,000 payable in two equal installments, the first on the date employment commenced and the second in January 2010. Of this amount, $60,000 was estimated to constitute reimbursement of Mr. Gutierrez's relocation expenses and is reflected in the "Other Compensation" column of this Summary Compensation Table, based on the expenses incurred by Mr. Gutierrez in connection with his relocation. The amount in the "Bonus" column for Mr. Gutierrez for fiscal 2010 includes $65,313 over and above the amounts earned by meeting the performance measures under the 2010 Executive Incentive Program. Under his employment agreement, Mr. Gutierrez was entitled to a cash bonus under the fiscal 2010 Executive Incentive Plan pro-rated based on the number of days during fiscal 2010 during which he was employed by us, or 42.7%, but Mr. Gutierrez' calculated bonus payment was pro-rated by 50% at the discretion of the Compensation Committee. Information regarding the bonuses awarded to Mr. Gaynor, Mr. Gray and Mr. Kim is included above under "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus Incentive."

(2)
Represents the grant date fair value of the stock award calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 1 and 14 of the Notes to our consolidated financial statements for the year ended April 3, 2010 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(3)
For fiscal 2010, represents amounts paid under our 2010 Executive Incentive Program, except that Mr. Johnson's amounts were paid under our 2010 Management Incentive Program. The payments were based on achievement of 111% of our operating income target for fiscal 2010, achievement of 120% of our "ending cash balance" target for fiscal 2010 and various levels of MBO achievement by the named executive officers as set forth under "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus Incentive." In December 2009, the Compensation Committee approved a special payment to Messrs. Gray and Kim under the 2010 Executive Incentive Program, which was paid on December 10, 2009. The special payment was equal to one-half of such participant's target bonus opportunity under the 2010 Executive Incentive Program. This special payment was deducted from the full-year bonus payment for that named executive officer for fiscal 2010, which was paid on May 28, 2010. If the special payment had been greater than the amount such named executive officer would have received under the 2010 Executive Incentive Program, such named executive officer would have been entitled to keep the entire special payment. This special payment is included in the "Non-Equity Incentive Plan Compensation" column for Messrs. Gray, Kim and Johnson for fiscal 2010. For fiscal 2009, no amounts were earned under the 2009 Executive Incentive Program. For fiscal 2008, represents amounts paid under our 2008 Executive Incentive Program. For Mr. Keck, represents commissions earned in accordance with his commission-based bonus set forth in his employment agreement in fiscal 2010, fiscal 2009, and fiscal 2008 for orders, shipments and payments we received for polysilicon products and services.

(4)
For fiscal 2010, represents the amounts set forth in the table below. We maintain medical, dental, life and disability insurance plans for our employees, including our named executive officers. Amounts paid by us for the benefit of our named executive officers that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all salaried employees.

Name	401(k) Plan Match	Health Insurance(a)	Severance and Related Payments(b)	Other		Total
Thomas Gutierrez	$4,684	$864	—	$60,000	(c)	$65,548
Richard Gaynor	—	—	—	—		$—
David W. Keck	$7,350	$2,364	—	$3,000	(d)	$12,714
David C. Gray	$10,301	—	—	—		$10,301
Hoil Kim	$5,602	—	—	—		$5,602
Richard E. Johnson	$7,993	$864	—	—		$8,857
Thomas M. Zarrella	$4,754	$1,250	$802,142	—		$808,146
Robert W. Woodbury, Jr.	$1,150	—	—	—		$1,150

  (a)
  Represents contributions by the Company under its Health Savings Account.

  (b)
  Represents amounts paid or payable by us to Mr. Zarrella under a separation and general release agreement, including payments of $795,000 and benefits continuation of $7,142. Details of this agreement as set forth above under "—Compensation Components—Payments Upon Termination of Employment."

  (c)
  Amount refects estimated reimbursement of relocation expenses in connection with commencement of Mr. Gutierrez's employment.

  (d)
  Travel incentives offered to all employees to select non-business class airfare.
(5)
Mr. Gutierrez's employment commenced on October 29, 2009.

(6)
Mr. Gaynor's employment commenced on March 1, 2010.

(7)
Between Mr. Woodbury's resignation as Chief Financial Officer on May 22, 2009, and Mr. Gaynor's appointment as Chief Financial Officer on October 29, 2009, Mr. Johnson served as our principal financial officer. Mr. Johnson continues to be employed by us.

(8)
Mr. Zarrella's employment with us ceased on October 28, 2009. In connection with his separation, Mr. Zarrella received severance and related benefits of $802,142. As of October 28, 2009, Mr. Zarrella had 413,150 stock options, 72,922 of which were vested, and 533,374 restricted stock units, all of which were unvested. All unvested stock options and unvested restricted stock units were forfeited upon cessation of his employment.

(9)
Mr. Woodbury resigned on May 22, 2009.

Employment Agreements

        The following information summarizes the employment agreements for our named executive officers.

        Thomas Gutierrez.    Mr. Gutierrez's employment agreement provides for an initial annual base salary of $507,500, or such higher rate as the Compensation Committee may determine from time to time, a one-time minimum bonus under the 2010 Executive Incentive Program equal to a pro rata portion of Mr. Gutierrez's base salary, bonus payable in two installments equal to an aggregate of

$240,000 (of which $60,000 was estimated to be reimbursement for relocation expenses), participation in our employee benefit programs provided for the in the agreement or determined by the Board for which senior executive employees of the Company and its subsidiaries are generally eligible and four weeks of paid vacation and paid leave for illness. The employment agreement also provides for a grant to Mr. Gutierrez of 400,000 restricted stock units and an option to purchase 784,314 shares of our common stock. The employment agreement also provides that upon termination of Mr. Gutierrez's employment with the Company under certain circumstances, and upon satisfaction of certain conditions, Mr. Gutierrez would be entitled to his base salary and continued health insurance benefits for twelve months following such termination.

        Richard Gaynor.    Mr. Gaynor's employment agreement provides for an initial annual base salary of $320,000, or such higher rate as the Compensation Committee may determine from time to time, participation in our Executive Incentive Program with a target bonus equal to a pro rata portion of 60% of Mr. Gaynor's base salary in fiscal year 2011; a one-time sign-on bonus of $85,000, payable in two equal installments, the first upon commencement of employment with the Company and the second at the same time as other executives receive payments under the 2010 Executive Incentive Program, three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Gaynor of 124,316 restricted stock units and an option to purchase 236,791 shares of our common stock. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Gaynor for "Good Reason" (as defined in the employment agreement), Mr. Gaynor would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        David W. Keck.    Mr. Keck's employment agreement provides for an initial annual base salary of $190,000, to be reviewed annually by our Board of Directors, and participation in our health, medical, dental and long-term disability insurance programs, 401(k) participation, eligibility for any long-term incentive plans applicable to senior management at the discretion of the Board, three weeks of paid vacation, and any other benefits available to employees on terms generally available to senior management. Mr. Keck is also entitled to a commission based on orders we receive for polysilicon products and services. With respect to each order for which a commission is earned, a commission is payable as follows: (i) 15% of Mr. Keck's commission when a deposit is received, (ii) 45% when a shipment payment is received and (iii) 40% when a final payment is received. Because of the complexity associated with tracking shipment payments, the portion of the commission that relates to shipment payments is instead paid in two increments: 22.5% of the commission is paid when the first vessel with respect to an order is shipped and 22.5% is paid when the last vessel with respect to that order is shipped. These payments shall be made in the calendar quarter immediately following the calendar quarter in which a triggering event described in clauses (i), (ii) or (iii) of the preceding sentence occurred, and subject to the condition that Mr. Keck be employed on the date on which such triggering event occurs. Pursuant to his employment agreement, Mr. Keck received a $110,000 relocation payment in fiscal 2007. In the event of termination by us without "Cause" (as defined in the employment agreement) or by Mr. Keck for "Good Reason" (as defined in the employment agreement), Mr. Keck would be entitled to six months of base salary, health, medical and dental insurance benefits following such termination, subject to certain restrictions, and accrued and unpaid bonus for the year prior to the year in which termination occurs. In connection with his employment agreement, Mr. Keck entered into an employee, non-competition, non-disclosure, proprietary information and patent and invention assignment agreement which contain non-competition and non-solicitation provisions that continue for three years following termination of his employment. We entered into an amendment to the employment agreement with Mr. Keck to comply with the requirements of Section 409A of the Internal Revenue Code, which provide generally that payments under the employment agreements are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code, and included amendment of the payment terms for Mr. Keck's commission based bonus to comply with the requirements of Section 409A.

        David C. Gray.    Mr. Gray's employment agreement provides for an initial annual base salary of $285,000, or such higher rate as the Compensation Committee may determine from time to time, a discretionary sign-on bonus of $200,000, payable in three installments, participation in our Executive Incentive Program with a target bonus equal to a pro rata portion of 40% of Mr. Gray's base salary in fiscal year 2009; three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Gray of 110,000 restricted stock units. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Gray for "Good Reason" (as defined in the employment agreement), Mr. Gray would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        Hoil Kim.    Mr. Kim's employment agreement provides for an initial annual base salary of $305,000, or such higher rate as the Compensation Committee may determine from time to time, participation in our Executive Incentive Program with eligibility for a flat payment of $45,000 for fiscal year 2009, three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Kim of 140,000 restricted stock units. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Kim for "Good Reason" (as defined in the employment agreement), Mr. Kim would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        Richard E. Johnson.    Mr. Johnson's offer letter provides for annual base compensation of $235,000, a discretionary sign-on bonus of $25,000 and a bonus of up to $250,000. The offer letter also provided for a stock option award of 10,000 options. Subsequent action of the Compensation Committee approved an award of restricted stock units in lieu of the stock option award.

        Thomas M. Zarrella.    Under Mr. Zarrella's employment agreement, Mr. Zarrella was entitled to an initial annual base salary of $205,000, to be reviewed annually by our Board of Directors, as well as participation in our annual bonus plan, health, medical, dental and long-term disability insurance programs, 401(k) participation, eligibility for any long-term incentive plans applicable to senior management at the discretion of the Board, three weeks' paid vacation, and any other benefits generally available to senior management, subject to certain restrictions. In the event of termination by us without "Cause" (as defined in the employment agreement) or by Mr. Zarrella for "Good Reason" (as defined in the employment agreement), Mr. Zarrella would be entitled to twelve months of base salary, health, medical and dental insurance benefits following such termination, subject to certain restrictions, and accrued and unpaid bonus for the year prior to the year in which termination occurs. In connection with his employment agreement, Mr. Zarrella entered into a confidentiality and non-competition agreement which contains non-competition and non-solicitation provisions that continue for one year following termination of his employment.

        Mr. Zarrella's employment with us ceased on October 28, 2009. For a description of the payments made in connection with Mr. Zarrella's separation, see "—Payments Upon Termination of Employment" above.

        Robert W. Woodbury, Jr.    Under Mr. Woodbury's employment agreement, Mr. Woodbury was entitled to an annual base salary of $325,000 or such higher amount as the Compensation Committee may have determined from time to time, participation in our Management Incentive Program, three weeks' paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provided for a grant to Mr. Woodbury of 85,000 shares of restricted stock and an option to purchase 425,000 shares of our common stock. In the event of termination by us without "Cause" (as defined in the employment agreement) or by Mr. Woodbury for "Good Reason" (as defined in the employment agreement), Mr. Woodbury would have been entitled to twelve months of base salary and health benefits following such termination, subject to certain restrictions. Mr. Woodbury resigned in May 2009. The employment agreement contains non-competition and non-solicitation provisions that continued for one year following termination of his employment.

        In December 2008, we entered into amendments to the employment agreements with each of the named executive officers employed by us at that time to comply with the requirements of Section 409A of the Internal Revenue Code, which provide generally that payments under the employment agreements are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. In addition, the amendment to Mr. Keck's employment agreement included an amendment to the payment terms for Mr. Keck's commission-based bonus to comply with the requirements of Section 409A.

Grants of Plan-Based Awards Table

        The following table reports all plan-based awards granted to the named executive officers during fiscal 2010. The material terms of our short-and long-term incentive compensation awards are described in "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus Incentive" above and "—Compensation Discussion and Analysis—Equity Incentive Plans—2008 Equity Incentive Plan" above.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Potential Future Payouts Under Non-Equity Incentive Plan(1)						Grant Date Fair Value of Stock and Option Awards ($)(2)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas Gutierrez(3)	n/a	n/a	$507,500	$1,015,000	—	—	—	—
	10/29/09	—	—	—	—	784,314	$5.36	$2,245,413
	10/29/09	—	—	—	400,000	—	—	$2,144,000
Richard Gaynor(4)	03/01/10	—	—	—	—	236,791	$5.56	$647,387
	03/01/10	—	—	—	124,316	—	—	$691,297
David W. Keck(5)	n/a	—	—	1,275,000	—	—	—	—
	09/01/09	—	—	—	—	82,565	$4.81	$202,466
	09/01/09	—	—	—	43,347	—	—	$208,499
David C. Gray	n/a	—	$171,000	$342,000	—	—	—	—
	09/01/09	—	—	—	—	82,565	$4.81	$202,466
	09/01/09	—	—	—	43,347	—	—	$208,499
Hoil Kim	n/a	—	$152,500	$305,000	—	—	—	—
	09/01/09	—	—	—	—	82,565	$4.81	$202,466
	09/01/09	—	—	—	43,347	—	—	$208,499
Richard E. Johnson	n/a	—	$86,625	$173,250	—	—	—	—
	09/01/09	—	—	—	—	38,244	$4.81	$93,782
	09/01/09	—	—	—	20,078	—	—	$96,575
Thomas M. Zarrella	n/a	—	—	—	—	—	—	—
	09/01/09	—	—	—		254,047	$4.81	$622,974
	09/01/09	—	—	—	133,374	—	—	$641,529
Robert W. Woodbury, Jr.	n/a	—	—	—	—	—	—	—

(1)
All payouts referenced in these columns, other than those payable to Mr. Keck, will be pursuant to the 2010 Executive Incentive Program or 2010 Management Incentive Plan in the case of Mr. Johnson, each as described in "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus Incentive" above.

(2)
Represents the grant-date fair value of stock and option awards as calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 1 and 14 of the Notes to our consolidated financial statements for the year ended April 3, 2010 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(3)
Under his employment agreement, Mr. Gutierrez was entitled to a cash bonus under the 2010 Executive Incentive Plan pro-rated based on the number of days during fiscal 2010 during which he was employed by us, or 42.7% but Mr. Gutierrez's calculated bonus was pro-rated by 50% at the discretion of the Compensation Committee.

(4)
Mr. Gaynor was not eligible to participate in the 2010 Executive Incentive Plan because he was hired in March 2010.

(5)
Mr. Keck's bonus is based on a commission that is earned for orders we receive for polysilicon products and services. Amount reflected in the table under the "Maximum" column represents the maximum amount payable to Mr. Keck under his bonus arrangement. Additional information about Mr. Keck's commission payments is set forth above under "Compensation Discussion and Analysis—Employment Agreements".

 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on each of the awards granted to our named executive officers that were outstanding as of April 3, 2010.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested $(6)
Thomas Gutierrez	—		784,314	(1)	$5.36	10/29/19	400,000	(2)	$2,084,000
Richard Gaynor	—		236,791	(1)	$5.56	03/01/20	124,316	(2)	$647,686
David Keck	56,533	(1)	43,971	(1)	$5.64	12/21/17	—		—
	—		—		—	—	78,750	(2)	$410,288
	—		82,565	(1)	$4.81	09/01/19	43,347	(2)	$225,838
David C. Gray	—		—		—	—	82,500	(2)	$429,825
	—		82,565	(1)	$4.81	09/01/19	43,347	(2)	$225,838
Hoil Kim	—		—		—	—	96,250	(3)	$501,463
	—		82,565	(1)	$4.81	09/01/19	43,347	(2)	$225,838
Richard E. Johnson	—		—		—	—	47,073	(3)	$245,250
	—		—		—	—	25,313	(2)	$131,881
	—		38,244	(1)	$4.81	09/01/19	20,078	(2)	$104,606
Thomas M. Zarrella(4)	—		—		—	—	—		—
Robert W. Woodbury(5)	—		—		—	—	—		—

(1)
Options to purchase 784,314 shares of our common stock were granted to Mr. Gutierrez on October 29, 2009, of which 1/4 will vest on October 29, 2010, the first anniversary of the grant date, and 1/48 will vest each month subsequent to October 29, 2010.

Options to purchase 236,791 shares of our common stock were granted to Mr. Gaynor on March 1, 2010, of which 1/4 will vest on March 1, 2011, the first anniversary of the grant date, and 1/48 will vest each month subsequent to March 1, 2011.

Options to purchase 100,504 shares of our common stock were granted to Mr. Keck on December 21, 2007, of which 1/4 vested on December 21, 2008, the first anniversary of the date of grant, and 1/48 vest each month subsequent to December 21, 2008. Options to purchase 82,565 shares of our common stock were granted to Mr. Keck on September 1, 2009, of which 1/4 will vest on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010.

Options to purchase 82,565 shares of our common stock were granted to Mr. Gray on September 1, 2009, of which 1/4 will vest on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010.

Options to purchase 82,565 shares of our common stock were granted to Mr. Kim on September 1, 2009, of which 1/4 will vest on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010.

Options to purchase 38,244 shares of our common stock were granted to Mr. Johnson on September 1, 2009, of which 1/4 will vest on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010.

(2)
The restricted stock unit awards shown vest over four years in four equal installments commencing on the first anniversary of the grant date.

(3)
The restricted stock unit awards shown vested 1/4 on the first anniversary of the grant date, and 1/48th monthly thereafter.

(4)
Mr. Zarrella's employment with us ceased on October 28, 2009. In connection with his separation, Mr. Zarrella received severance and related benefits of $802,142. As of October 28, 2009, Mr. Zarrella had 413,150 stock options, 72,922 of which were vested, and 533,374 restricted stock units, all of which were unvested. All unvested stock options and unvested restricted stock units were forfeited upon cessation of his employment. In conjunction with the acquisition by GT Solar Holdings, LLC of GT Solar in December 2005, Class B and Class C shares of GT Solar LLC were issued to Mr. Zarrella as incentive compensation. A portion of these shares are subject to vesting over a four-year period. As a result of these ownership interests, Mr. Zarrella is entitled to participate in distributions of GT Solar Holdings, LLC.

(5)
Mr. Woodbury resigned as Chief Financial Officer on May 22, 2009. Mr. Woodbury was granted 85,000 shares of restricted stock in January 2008, of which 24,791 shares were vested as of March 28, 2009, and 28,333 shares were vested as of May 22, 2009, the date of Mr. Woodbury's resignation. Pursuant to Mr. Woodbury's restricted stock award agreement, the unvested portion of Mr. Woodbury's restricted stock was forfeited upon termination of his employment.

(6)
Based on the on the $5.21 closing market price of our common stock on April 3, 2010.

Option Exercises and Stock Vested Table

        The following table provides information on the aggregate value realized by the named executive officers upon the exercise of stock options, and the aggregate value realized by the named executive officers upon the vesting of restricted stock and restricted stock unit awards during fiscal 2010.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas Gutierrez	—	—		—		—
Richard Gaynor	—	—		—		—
David W. Keck	42,925	$169,710	(1)	26,250	(2)	$147,525	(2)
David C. Gray	—	—		27,500	(3)	$163,625	(3)
Hoil Kim	—	—		43,750	(4)	$245,962	(4)
Richard E. Johnson	—	—		55,511	(5)	$337,979	(5)
Thomas M. Zarrella	—	—		—		—
Robert W. Woodbury, Jr.	—	—		3,542		$26,884	(6)

(1)
Represents the difference between the closing market price of our common stock and exercise price on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)
Amount equals the closing market price of our common stock on December 12, 2009 multiplied by the number of shares that vested on that date. Net of shares withheld to satisfy tax withholding obligations upon the vesting of resticted stock units, Mr. Keck acquired 16,420 shares upon vesting of restricted stock units in fiscal 2010.

(3)
Amount equals the closing market price of our common stock on January 19, 2010 multiplied by the number of shares that vested on that date. Net of shares withheld to satisfy tax withholding obligations upon the vesting of resticted stock units, Mr. Gray acquired 18,393 shares upon vesting of restricted stock units in fiscal 2010.

(4)
Amount equals the closing market price of our common stock on December 15, 2009, January 15, 2010, February 15, 2010 and March 15, 2010, multiplied by the number of shares that vested on each of those dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Kim acquired 29,318 shares upon vesting of restricted stock units in fiscal 2010.

(5)
Amount equals the closing market price of our common stock on April 30, 2009, May 30, 2009, June 30, 2009, July 31, 2009, August 31, 2009, September 30, 2009, October 31, 2009, November 30, 2009, December 12, 2009, December 31, 2009, January 31, 2010, February 28, 2010 and March 31, 2010, multiplied by the number of shares that vested on each of those dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Johnson acquired 28,584 shares upon vesting of restricted stock units in fiscal 2010.

(6)
Amount equals the closing market price of our common stock on April 2, 2009 and May 2, 2009 multiplied by the number of shares vested on each of those dates.

Pension Benefits

        We do not sponsor or maintain any pension plans.

 Non-qualified Deferred Compensation

        We have not adopted any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

        Our named executive officers currently employed by us may receive certain benefits upon the termination of their employment with us under the following circumstances:

  •
  termination by us without Cause or for Good Reason;

  •
  termination as a result of death of disability; and

  •
  Change in Control and termination without Cause or for Good Reason within twelve months.

        Earned Pay.    If a named executive officer either (1) is terminated for Cause or (2) terminates his or her employment other than for Good Reason, then the named executive officer forfeits any earned, but unpaid, bonus amounts for the year prior to the year in which the termination takes place. Under each of the other termination scenarios, the named executive officer would still be entitled to receive any remaining unpaid portions of bonuses earned in the year prior to the year in which the termination takes place. Under all of the termination scenarios, the named executive officers would remain entitled to any unpaid, but earned portions of salary and benefits up until the time of termination.

        Unvested Equity Awards.    Prior to the June 2010 amendments described below, under each of the termination scenarios, the named executive officers would receive the same vesting treatment of equity awards as defined by the terms of the award agreements. Thus, depending on the terms of the equity award agreements for the awards granted to each of the named executive officers, certain of the named executive officers may be entitled to accelerated vesting of certain equity awards if called for by the terms of the award agreements. In accordance with the terms of the named executive officers' employment agreements, if a named executive officer is terminated for Cause, he or she forfeits all unvested equity awards.

        The stock option agreements for our named executive officers do not provide for accelerated vesting solely upon termination of employment. Therefore, there is no incremental benefit associated with these stock options at termination.

        Prior to the June 2010 amendments described below, certain of the restricted stock unit agreements for certain of our named executive officers provided that upon a termination of the named executive officer's employment by us without "Cause" (as defined in the named executive officer's employment agreement), or by the named executive officer for "Good Reason" (as defined in the named executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement) of the Company, the restricted stock units vest as follows: (i) if the termination occurs on or before the first anniversary of the grant, 1/4 of the restricted stock units vest on the date of termination, (ii) if the termination occurs after the first anniversary of the grant and on or before the second anniversary of the grant, the number of restricted stock units (not exceeding the total number of unvested restricted stock units held by such person) that vest shall equal the product of (X) 1/48th of the restricted stock units and (Y) the number of full months since the date of the grant and the date of termination plus the number of full months since the first anniversary of the grant and the date of termination and (iii) if the termination occurs after the second anniversary of the grant, all remaining unvested restricted stock units vest. This "Change in Control" vesting would be in addition to, and not in lieu of, the normal time vesting of restricted stock units.

        In June 2010, the Board of Directors amended all option and restricted stock unit agreements for executive officers and Richard Johnson to provide, to the extent they did not already do so and to the extent such modifications do not cause the awards to become subject to Section 409A of the Internal Revenue Code, that upon a termination of the executive officer's employment by us without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

        Incremental Benefits.    In connection with either (1) termination by us without Cause or (2) termination by the named executive officer for Good Reason, the named executive officer would receive benefits equal to one year's salary and a continuation of benefits for the period of one year, subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. In connection with termination of employment as a result of disability or death, the named executive officer would be entitled to receive a bonus payment at target for the year in which the termination takes places, prorated by the portion of the year elapsed until the termination date.

        The following table shows the incremental benefits that would be received by the named executive officers under the various termination scenarios if their termination had occurred on April 3, 2010. The last column gives effect to the June 2010 amendments to the named executive officers' options and restricted stock unit awards that provide that upon a termination of the executive officer's employment by the Company without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

Name	Benefit	Termination Without Cause or For Good Reason	Death or Disability	Change in Control and Termination Without Cause Within Twelve Months	Change in Control and Termination Without Cause Within Twelve Months Giving Effect to June 2010 Amendment(1)
Thomas Gutierrez	Base Salary Continuation	$507,500	—	—	—
	Bonus(2)	—	$507,500	—	—
	Health, Medical, Dental Benefits	$13,014	—	—	—
	Vesting of RSUs(3)	—	—	$2,084,000	$2,084,000
	Stock Options(3)	—	—	—	—

	Total	$520,514	$507,500	$2,084,000	$2,084,000
Richard Gaynor	Base Salary Continuation	$320,000	—	—	—
	Bonus(2)	—	—	—	—
	Health, Medical, Dental Benefits	$22,746	—	—	—
	Vesting of RSUs(3)	—	—	$647,686	$647,686
	Stock Options(3)	—	—	—	—

	Total	$342,746	—	$647,686	$647,686
David W. Keck	Base Salary Continuation	$225,000	—	—	—
	Bonus(2)	—	$1,275,000	—	—
	Health, Medical, Dental Benefits	$18,226	—	—	—
	Vesting of RSUs(3)	—	—	$260,031	$636,125
	Stock Options(3)	—	—	$33,026	$33,026

	Total	$243,226	$1,275,000	$293,057	$669,151
David C. Gray	Base Salary Continuation	$285,000	—	—	—
	Bonus(2)	—	$128,250	—	—
	Health, Medical, Dental Benefits	$23,865	—	—	—
	Vesting of RSUs(3)	—	—	$237,779	$655,663
	Stock Options	—	—	$33,026	$33,026

	Total	$308,865	$128,250	$270,805	$688,689
Hoil Kim	Base Salary Continuation	$305,000	—	—	—
	Bonus(2)	—	$152,500	—	—
	Health, Medical, Dental Benefits	$23,865	—	—	—
	Vesting of RSUs(3)	—	—	$271,425	$727,300
	Stock Options(3)	—	—	$33,026	$33,026

	Total	$328,865	$152,500	$304,451	$760,326
Richard E. Johnson	Base Salary Continuation	—	—	—	—
	Bonus(2)	$—	—	—	—
	Health, Medical, Dental Benefits	—	—	—	—
	Vesting of RSUs (3)	—	—	—	$481,737
	Stock Options(3)	—	—	—	$15,298

	Total	—	—	—	$497,035

(1)
Gives effect to the June 2010 amendments to the named executive officers' options and restricted stock unit awards that provide that upon a termination of the executive officer's employment by us without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

(2)
Amounts shown for "Bonus" represent the target bonus the named executive officer would have earned for fiscal 2010, based on the assumption that the named executive officer's employment terminated as of the last day of the fiscal year, in accordance with the named executive officer's employment agreement. The amount set forth in the table reflects 100% of the target bonus because this table assumes that the named executive officers were terminated as of the last day of the fiscal year and we had not yet determined the amount of the bonuses payable to our named executive officers under the annual cash bonus plan for fiscal 2010. Because Mr. Keck has no set target bonus, the amount shown for "Bonus" for Mr. Keck under the column "Death or Disability" represents Mr. Keck's actual bonus for fiscal 2010 based on the commissions he earned.

(3)
Amounts shown for "Vesting of RSUs" and "Stock Options" represent the incremental vesting of these equity awards in accordance with the terms of the agreements governing the awards valued at the closing market price on April 3, 2010 of $5.21.

        Thomas M. Zarrella, our former president and chief executive officer, ceased to be employed by us on October 28, 2009. In connection with his cessation of employment, we entered into a separation and general release agreement with Mr. Zarrella, pursuant to which we (i) agreed that his separation would be treated as a termination without cause and confirmed the severance and related benefits to which he was entitled under his employment agreement for a termination without cause. Pursuant to his employment agreement, we paid Mr. Zarrella a severance payment of $795,000 and benefits continuation of $7,142. Pursuant to Mr. Zarrella's stock option agreement, the portion of his stock option which was not vested expired automatically, and the portion of his stock option that had vested continued to be exercisable for 60 days following the cessation of his employment. Pursuant to Mr. Zarrella's restricted stock unit agreements, his unvested restricted stock units were forfeited upon cessation of his employment.

        Robert W. Woodbury, Jr., our former chief financial officer, resigned on May 22, 2009. Pursuant to Mr. Woodbury's employment agreement, we paid his base salary and benefits through his termination date. Pursuant to Mr. Woodbury's restricted stock award agreement, the unvested portion of Mr. Woodbury's restricted stock was forfeited upon termination of his employment. Pursuant to Mr. Woodbury's stock option agreement, the portion of his stock option which was not vested expired automatically, and the portion of his stock option that had vested continued to be exercisable for 60 days following the termination of his employment. Pursuant to Mr. Woodbury's restricted stock unit agreement, his unvested restricted stock units were forfeited upon termination of his employment.

DIRECTOR COMPENSATION

Cash Compensation

        Directors who are also our employees receive no compensation for serving as directors. Non-employee directors receive an annual fee in the amount of $30,000. Audit Committee members receive an additional annual fee in the amount of $7,500, and Compensation Committee members and Nominating and Corporate Governance Committee members receive an additional annual fee in the amount of $5,000. Chairs of committees receive the following fees (instead of, and not in addition to, the committee membership fees noted above): the chair of the Audit Committee receives an annual fee in the amount of $15,000, and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee receive an annual fee in the amount of $10,000. The annual maximum fee for board service is $75,000.

        Prior to fiscal 2010, directors who are affiliated with G3W Energy Ventures LLC ("G3W") and Oaktree Capital Management, L.P. ("OCM") received no compensation for serving as directors. In June 2009, the Compensation Committee approved a change to the compensation program for directors such that non-employee directors who are affiliated with G3W began to receive annual fees for Board and committee service, in accordance with the schedule set forth above. Accordingly, commencing retroactively to March 29, 2009, Messrs. Forth and Landers became entitled to annual fees of $45,000 and $30,000, respectively. At the request of Messrs. Forth and Landers, the Compensation Committee approved the payment of non-employee director fees for service by Messrs. Forth and Landers to G3W in lieu of making these payments to Messrs. Forth and Landers. Mr. Landers resigned from the Board effective December 17, 2009, and under the terms of the restricted stock unit award, the equity award was forfeited. Mr. Van Sweden was appointed a director effective December 22, 2009. In February 2010, at the request of Mr. Van Sweden, the Compensation Committee approved the payment of non-employee director fees for service by Mr. Van Sweden to OCM retroactive to January 1, 2010. At Mr. Van Sweden's request, we paid his non-employee director fees to an affiliate of OCM. Effective as of April 3, 2010, at the request of Mr. Forth, we began to pay his non-employee director fees to an affiliate of OCM. All other non-employee directors will continue to receive the same annual cash fees in accordance with the schedule set forth above.

Equity Awards

        In June 2009, the Compensation Committee approved an equity incentive award for non-employee directors in the form of restricted stock units valued at $60,000, to be made on the date of the 2009 Annual Meeting. All restricted stock units awarded to non-employee directors vest one year from the date of grant. At the request of Messrs. Forth and Landers, we agreed that these equity awards for service by Messrs. Forth and Landers may be issued to G3W in lieu of issuing restricted stock units to Messrs. Forth and Landers. Mr. Landers resigned from the Board effective December 17, 2009, and Mr. Van Sweden was appointed a director effective December 22, 2009. In February 2010, at the request of Mr. Van Sweden, the Compensation Committee approved the grant of restricted stock units valued at $60,000 on the date of grant, to be issued to OCM in lieu of issuing restricted stock units to Mr. Van Sweden.

Reimbursement of Certain Expenses

        All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all board and other committee meetings.

 Director Compensation Table

        The following table sets forth the compensation paid to our non-employee directors in fiscal 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
J. Bradford Forth(2)	$45,000	$60,002	$105,002
Fusen E. Chen(3)	$30,000	$60,002	$90,002
J. Michal Conaway(3)	$50,000	$60,002	$110,002
Ernest L. Godshalk(3)	$47,500	$60,002	$107,502
Richard K. Landers(4)	$22,500	$60,002	$82,502
Matthew E. Massengill(3)	$40,625	$60,002	$100,627
R. Chad Van Sweden(5)	$7,500	$60,000	$67,500
Noel G. Watson(3)	$35,000	$60,002	$95,002

(1)
Represents the grant date fair value of the awards calculated for financial statement purposes in accordance with applicable accounting rules, without estimates of forfeitures.

(2)
During fiscal 2010, Mr. Forth's director fees of $45,000 were paid directly to G3W. On August 7, 2009, we issued 9,231 restricted stock units to G3W at the request of Mr. Forth, then an employee of G3W, who directed us to grant all equity awards that may be issued to Mr. Forth for his service as a director to G3W. Commencing in 2010, at the request of Mr. Forth, we will pay all director fees and grant all equity awards that may be issued to Mr. Forth for his service as a director to an affiliate of OCM.

(3)
On August 7, 2009, Messrs. Chen, Conaway, Godshalk, Massengill and Watson were granted 9,231 restricted stock units.

(4)
During fiscal 2010, Mr. Landers' director fees of $22,500 were paid directly to G3W. On August 7, 2009, we issued 9,231 restricted stock units to G3W at the request of Mr. Landers, an employee of G3W, who directed us to grant all equity awards that may be issued to Mr. Landers for his service as a director to G3W. Mr. Landers' restricted stock unit award was forfeited upon his resignation from the Board effective December 17, 2009. Mr. Landers resigned from the Board of Directors in December 2009.

(5)
During fiscal 2010, Mr. Van Sweden's director fees of $7,500 were paid directly to OCM. On February 9, 2010, we issued 10,772 restricted stock units to OCM at the request of Mr. Van Sweden, who directed us to grant all equity awards that may be issued to Mr. Van Sweden for his service as a director to an affiliate of OCM.

        The following table sets forth the aggregate number of restricted stock units and option awards outstanding for each of our non-employee directors as of April 3, 2010.

Name	Restricted Stock Units	Options
J. Bradford Forth(1)	—	—
Fusen E. Chen(2)	17,731
J. Michal Conaway(2)	17,731
Ernest L. Godshalk(3)(4)	15,231	233,036
Matthew E. Massengill(2)	17,731
R. Chad Van Sweden(5)	—	—
Noel G. Watson(2)	17,731

(1)
On August 7, 2009, we issued 9,231 restricted stock units to G3W at the request of Mr. Forth, then an employee of G3W, who directed us to grant all equity awards that may be issued to Mr. Forth for his service as a director to G3W. As of April 3, 2010, 9,231 restricted stock units in respect of Mr. Forth's service as a director were held by G3W.

(2)
Directors receive equity awards at the time of their initial appointment or election to the Board and annually at the time of the annual meeting. With respect to awards granted at the time of initial appointment or election of a director, the shares subject to the equity award vest as follows: One-half of these restricted stock units vested on the first anniversary of the grant date (which corresponded to the date of commencement of service as a director) and the remaining half vest on the second anniversary of the grant. If the director is removed from our Board of Directors within one year following a change of control, the restricted stock units vest according to the following schedule: (i) if the termination occurs on or before the one year anniversary of the director joining the Board, half of the restricted stock units vest, and (ii) if the termination occurs during the 12 months immediately following the one year anniversary of the director joining the Board, the remaining restricted stock units vest.

With respect to awards granted at the date of the annual meeting, all of the restricted stock units vest in their entirety on the first anniversary of the date of grant. Upon termination of director's directorship with us that also constitutes a "separation from service" within the meaning of Treas. Reg. §1.409A-3(i)(5) within twelve months following a "Change in Control," of the Company (the "Change in Control Termination"), if the Change in Control Termination occurs on or before August 7, 2010, all of the RSUs shall vest on the date of the Change in Control Termination.

(3)
With respect to 6,000 of these restricted stock units, half of these restricted stock units vested on the first anniversary of the grant and half will vest on the second anniversary of the grant. If the director is removed from our Board of Directors within one year following a change of control, the restricted stock units vest according to the following schedule: (i) if the termination occurs on or before the one year anniversary of the director joining the Board, half of the restricted stock units vest, and (ii) if the termination occurs during the 12 months immediately following the one year anniversary of the director joining the Board, the remaining restricted stock units vest.

(4)
On December 21, 2007, Mr. Godshalk was granted an option to purchase 37,196 shares of our common stock at an exercise price of $5.64 per share, of which 20,922 shares are vested as of April 3, 2010. On July 27, 2006, Mr. Godshalk was granted an option to purchase 195,840 shares of our common stock at an exercise price of $1.66 per share, of which 179,520 shares are vested as of April 3, 2010. All of the unvested options vest if Mr. Godshalk is removed from our Board of Directors within one year following a change of control.

(5)
On February 9, 2010, we issued 10,772 restricted stock units to OCM at the request of Mr. Van Sweden, who directed us to grant all equity awards that may be issued to Mr. Van Sweden for his service as a director to OCM. As of April 3, 2010, 10,772 restricted stock units in respect of Mr. Van Sweden's service as a director were held by OCM.

EXECUTIVE OFFICERS

        Set forth below are the name, age and position of each of our executive officers and a key employee.

Name	Age	Position
Thomas Gutierrez	61	President and Chief Executive Officer
Richard Gaynor	50	Vice President and Chief Financial Officer
Jeffrey J. Ford	54	Vice President and General Manager, GT Solar Asia
David C. Gray	44	Vice President and General Manager, Photovoltaic, North America and Europe
David W. Keck	45	Vice President and General Manager, Polysilicon
Hoil Kim	52	Vice President, Chief Administrative Officer, General Counsel and Secretary
John (Rick) Tattersfield	47	Vice President, Operations

        Set forth below is a description of the business experience of each of our executive officers:

        Thomas Gutierrez—President and Chief Executive Officer.    Mr. Gutierrez has served as President and Chief Executive Officer and a director since October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc. a company that develops, manufactures and markets technically advanced synthetic textiles from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held several executive officer positions with Pulse Engineering (1992-1994), Pitney Bowes, Inc. (1985-1992) and Motorola, Inc. (1981-1984). Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp. and PhytoChem Pharmaceuticals, a company he founded. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

        Richard J. Gaynor—Vice President and Chief Financial Officer.    Mr. Gaynor has served as Vice President and Chief Financial Officer since March 2010. Prior to joining us, he served as Senior Vice President and Chief Financial Officer of Sonus Networks, Inc., a provider of communication equipment, from October 2007 to February 2010. From October 2004 to September 2007, he served as Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Assistant Secretary of Sycamore Networks, Inc., a provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From January 2001 to September 2004, Mr. Gaynor was Vice President, Corporate Controller and Principal Accounting Officer of Manufacturers' Services Ltd., a global provider of sub-contract electronic manufacturing services. From January 2000 to January 2001, Mr. Gaynor was Chief Financial Officer of Evans and Sutherland Computer Corporation, a developer and manufacturer of flight simulation hardware and software. From March 1994 to December 1999, Mr. Gaynor was Vice President of Finance and Operations Controller at Cabletron Systems, Inc., a global provider of enterprise networking products. Mr. Gaynor received a BSc. degree in chemistry and biology from the National University of Ireland, St Patrick's College, and a MBA from Trinity College, Dublin, Ireland.

        Jeffrey J. Ford—Vice President and General Manager, GT Solar Asia.    Mr. Ford has served as Vice President and General Manager, GT Solar Asia since May 2009 and as Vice President, Asia from June 2006 to May 2009. From November 2003 until June 2006, Mr. Ford served as General Manager of the Kayex division of SPX Corporation, or Kayex, in Rochester, New York. Mr. Ford served as Vice President Finance and then Acting President of Kayex from January 2001 until November 2003. He led a Sino-American joint venture in Hangzhou, China, where he established equipment production lines serving worldwide customers. Mr. Ford is a graduate of St. Bonaventure University and his professional background is in finance.

        David C. Gray—Vice President and General Manager, Photovoltaic Business, North America and Europe.    Mr. Gray has served as Vice President and General Manager, Photovoltaic, North America and Europe since February 2010, and as Vice President, Strategic Development from January 2009 to February 2010. From October 2007 to January 2009, Mr. Gray served as a managing director and head of technology mergers and acquisitions at Canaccord Adams, an investment banking firm, from August 2003 to October 2007 as managing director of SVB Alliant, the investment banking arm of SVB Financial Group, and from August 1998 to July 2003 as a principal at Broadview International. Mr. Gray holds a B.S. summa cum laude from Carnegie Mellon University, an MBA from Stanford University and a Ph.D in chemical engineering/semiconductor processing from Massachusetts Institute of Technology.

        David W. Keck—Vice President and General Manager, Polysilicon Business.    Mr. Keck has served as Vice President and General Manager, Polysilicon since May 2009 and as Vice President, Silicon Development from April 2006 to May 2009. Prior to April 2006, he operated his own consulting business relating to the silicon industry. From 1991 to 2005, Mr. Keck was Vice President of Business Development, Plant Manager and Operations Manager at Advanced Silicon Materials Incorporated (ASIMI) of Moses Lake, Washington and Butte, Montana, one of the leading manufacturers of ultra-pure silicon in the world. He focused on the manufacture of silane gas and polysilicon for wafer fabrication companies and semiconductor companies. During his tenure at ASIMI, Mr. Keck worked on two major expansions including having overall responsibility for commissioning and starting up ASIMI's green-field facility in Butte, Montana. Early in his tenure at ASIMI, he was responsible for the design and operation of equipment that produced silicon. Prior to joining ASIMI, from 1987 to 1989, he served as a thermodynamics engineer with Lockheed Missiles & Space Corporation, where he was responsible for the design and testing for heat transfer systems in spacecraft. He has a degree in chemical engineering from Montana State University and a Masters of Business Administration from the University of Washington.

        Hoil Kim—Vice President, Chief Administrative Officer, General Counsel and Secretary.    Mr. Kim has served as Chief Administrative Officer since February 2010, and as Vice President, General Counsel and Secretary since December 2008. Mr. Kim served as Vice President, Strategic Development of Cabot Corporation, a multinational specialty chemicals company, from 2003 to 2008, with responsibility for overseeing expansion projects and acquisition activities on a global basis, and as Vice President and General Counsel from 2000 to 2003. In his strategic development position at Cabot, Mr. Kim played a significant role in the expansion of Cabot's businesses in China, as well as leading a number of acquisition transactions. Mr. Kim also practiced law at Dewey Ballantine in New York and at Hale and Dorr in Boston. Mr. Kim holds a B.S. in Engineering and Applied Science from Yale University and received his J.D. cum laude from Georgetown University.

        John (Rick) Tattersfield—Vice President Operations.    Mr. Tattersfield served as Vice President, Operations since February 2010, as Vice President and General Manager, PV Equipment from February 2009 to February 2010 and as Vice President Operations of GT Solar from August 2007 to February 2009. From 1988 to August 2007, Mr. Tattersfield served in various capacities at Instron Corporation, a Division of ITW Inc. (ITW), a diversified international manufacturer. From 2001 until 2007, he served as Corporate VP of Quality and Technical Services. Prior to that Mr. Tattersfield served in various roles within Instron including Divisional Vice President—Operations, where he directed order fulfillment for two divisions, VP of Operations and Joint General Manager of Instron Schenck Testing GmbH (IST) and General Manager of Amsler Otto Wolpert Werke GmbH where he managed the integration of newly acquired companies based in Germany into the group. Mr. Tattersfield holds degrees in engineering from the University of London (UK) and the Cranfield Institute of Technology (UK) and is a Fellow in Manufacturing Management, a member of the National Society of Professional Engineers and the British Institute of Management.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

        The following table shows the amount of GT Solar common stock beneficially owned as of June 14, 2010 (unless otherwise indicated) by each person known by GT Solar to own beneficially more than 5% of our outstanding common stock, by each director of GT Solar, by each of our named executive officers and by all directors, nominees for director and executive officers of GT Solar as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

        The following table lists the number of shares and percentage of shares beneficially owned based on 144,025,193 shares of common stock outstanding as of June 14, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of June 14, 2010 and restricted stock units that vest within 60 days of June 14, 2010 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units, as applicable, for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Our Common Stock Beneficially Owned
Name	Number	Percentage
Five Percent Stockholders:
GT Solar Holdings, LLC(1)	76,788,149	53.3%
Directors and Named Executive Officers:
Thomas Gutierrez	—	*
Richard Gaynor	—	*
David C. Gray	18,393	*
David W. Keck(2)	81,328	*
Hoil Kim(3)	36,217	*
Richard E. Johnson(4)	18,025	*
Fusen E. Chen(5)	17,731	*
J. Michal Conaway(5)	26,231	*
J. Bradford Forth(6)	—	*
Ernest L. Godshalk(5)(7)	235,093	*
Matthew E. Massengill(5)	17,731	*
Chad Van Sweden(6)	—	*
Noel G. Watson(5)	17,731	*
All directors and executive officers as a group (15 persons)(8)	826,719	*

*
Denotes less than one percent.

(1)
OCM/GFI Power Opportunities Fund II, L.P., or the "Main Fund," and OCM/GFI Power Opportunities Fund II (Cayman), L.P., or the "Cayman Fund," are together the managing member of GT Solar Holdings, LLC. We refer to the Main Fund and the Cayman Fund, collectively, as the "OCM/GFI Funds." Each of G3W Ventures LLC, or "G3W," and Oaktree Capital Management, L.P., or "OCM," is an investment manager of each of the OCM/GFI Funds. As a result, each of the OCM/GFI Funds, G3W and OCM may be deemed to have beneficial ownership of the shares owned by GT Solar Holdings, LLC. Oaktree Capital Group Holdings GP, LLC, or "Oaktree Group," ultimately controls OCM. Oaktree Group is a limited liability company managed by Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David Kirchheimer and Kevin L. Clayton. Voting and investment power with respect to securities owned by the OCM/GFI Funds is exercised by a four-person committee, composed of two representatives of OCM (Messrs. Stephen A. Kaplan, Michael P. Harmon, Bruce A. Karsh and Howard S. Marks) and two representatives of G3W (any of Messrs. Lawrence D. Gilson, Richard K. Landers and Ian A. Schapiro). The OCM/GFI Funds, G3W, OCM, Oaktree Group and all such individuals expressly disclaim beneficial ownership of the shares held by GT Solar Holdings, LLC, except to the extent of their respective pecuniary interests therein. The address for OCM, Oaktree Group and Messrs. Marks, Karsh, Stone, Keele, Kaplan, Frank, Kirchheimer, Clayton and Harmon is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th floor, Los Angeles, California 90071. The address for each of GT Solar Holdings, LLC, G3W, the OCM/GFI Funds and Messrs. Landers, Gilson and Schapiro is c/o G3W Energy Ventures LLC, 11611 San Vicente Blvd., Suite 710, Los Angeles, California 90049.

(2)
Includes options to purchase 64,908 shares of common stock exercisable on or prior to 60 days following June 14, 2010.

(3)
Includes 2,917 restricted stock units which vest on or prior to 60 days following June 14, 2010.

(4)
Includes a total of 3,924 restricted stock units, which vest on or prior to 60 days following June 14, 2010.

(5)
Includes 9,231 restricted stock units which vest on or prior to 60 days following June 14, 2010.

(6)
Messrs. Forth and Van Sweden are employed by Oaktree Capital Management, L.P. and each has a pecuniary interest in the shares held by GT Solar Holdings, LLC. Messrs. Forth and Van Sweden do not exercise voting or investment power over any of the shares held by GT Solar Holdings, LLC. Messrs Forth and Van Sweden disclaim beneficial ownership over shares held by GT Solar Holdings, LLC except to the extent of their respective pecuniary interests therein. See Note (1).

(7)
Includes options to purchase 219,862 shares of common stock exercisable on or prior to 60 days following June 14, 2010.

(8)
Includes options to purchase 611,004 shares of common stock exercisable on or prior to 60 days following June 14, 2010, and 65,144 restricted stock units which vest on or prior to 60 days following June 14, 2010.

RELATED PARTY TRANSACTIONS

        We have entered into certain transactions and contractual arrangements with some of our stockholders and members of management, including the following:

Limited Liability Company Agreement of GT Solar Holdings, LLC

        On December 30, 2005, the members of GT Solar Holdings, LLC, including OCM/GFI Power Opportunities Fund II, L.P. (the "Main Fund"), OCM/GFI Power Opportunities Fund II (Cayman), L.P. (the "Cayman Fund" and together with the Main Fund, the "OCM/GFI Funds"), Thomas M. Zarrella, our former chief executive officer and director, certain of our other former directors and executive officers and certain other investors, entered into a limited liability company agreement to establish the affairs of GT Solar Holdings, LLC. The limited liability company agreement provides that, subject to certain exceptions, all aspects of the management and direction of GT Solar Holdings, LLC are the responsibility of the Main Fund and the Cayman Fund, which are, together, the managing member of GT Solar Holdings, LLC.

        The limited liability company agreement authorizes GT Solar Holdings, LLC to issue Class A Shares, Class B Shares, Class C Shares and Class D Shares. The managing member has sole discretion to authorize the issuance by GT Solar Holdings, LLC of any equity securities. The Class A Shares and the Class C Shares are not subject to vesting, and the Class B Shares and the Class D Shares may only be issued to our employees and are subject to vesting. The Class B and Class D Shares vest only so long as the holder thereof remains employed by us.

        Distributions on the Class A Shares, Class B Shares, Class C Shares and Class D Shares have the following order of preference:

  1.
  to the holders of outstanding Class A Shares until the aggregate unreturned capital (as defined in the limited liability company agreement) with respect to the Class A Shares has been reduced to zero;

  2.
  to the holders of outstanding Class A Shares until the aggregate unpaid Class A return (as defined in the limited liability company agreement) with respect to the Class A Shares has been reduced to zero;

  3.
  to the holders of outstanding Class B Shares in such amount as is necessary to cause the aggregate amount distributed in respect of each such outstanding Class B Share to be equal to the aggregate amount theretofore distributed with respect to each outstanding Class A Share pursuant to item 2 above;

  4.
  to the holders of the outstanding Class A Shares and the holders of outstanding Class B Shares, ratably among such holders based upon the aggregate number of Class A Shares and Class B Shares held by each such holder immediately prior to such distribution, until cash distributions made on the Class A Shares result in an internal rate of return, or IRR (as defined in the limited liability company agreement), that is equal to 20%;

  5.
  until cash distributions made on the Class A Shares result in an IRR equal to 30%,

  (i)
  to the holders of outstanding Class C and Class D Shares, ratably among such holders based upon the aggregate number of Class C and Class D Shares held by each such holder immediately prior to such distribution, in such amount as is necessary to cause the distributions with respect to each such Class C Share and Class D Shares to be equal to the product of (i) the aggregate, cumulative amount theretofore distributed with respect to each Class A Share, multiplied by (ii) the product obtained by multiplying (x) the excess of the IRR over 20%, by (y) ten; and

    (ii)
    to the holders of outstanding Class A Shares and Class B Shares ratably among such holders based upon the aggregate number of Class A Shares and Class B Shares held by each such holder immediately prior to such distribution; and

  6.
  all distributions made at or after such time as cash distributions made on the Class A Shares have resulted in an IRR that is equal to or greater than 30% shall be made to the holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares ratably based on holdings of such shares.

        Amounts distributed to holders of Class B Shares and Class D Shares in respect of the unvested portion of such shares shall be retained by GT Solar Holdings, LLC (other than certain tax distributions that GT Solar Holdings, LLC would be obligated to make) and distributed to the holder to the extent the unvested shares become vested in accordance with the terms of the limited liability company agreement.

        Subject to certain exceptions, the holders of Class A Shares have the right to purchase their proportional share of equity securities that GT Solar Holdings, LLC authorizes for issuance or sale to the managing member. The limited liability company agreement generally prohibits the transfer of GT Solar Holdings, LLC's shares by the holders of those shares other than in certain limited circumstances, such as with consent of the managing member or upon a sale of GT Solar Holdings, LLC approved by the managing member or by holders of a majority of GT Solar Holdings, LLC shares issued to the Main Fund and the Cayman Fund. GT Solar Holdings, LLC, followed by the managing member, shall have a right of first refusal to purchase GT Solar Holdings, LLC's shares from a transferring shareholder. Subject to specified conditions, the members of GT Solar Holdings, LLC have certain rights to participate in transfers of shares by the managing member. Subject to specified conditions, the limited liability company agreement requires the members of GT Solar Holdings, LLC to vote for, consent to and raise no objections against a sale of GT Solar Holdings, LLC approved by the managing member or by holders of a majority of the GT Solar Holdings, LLC's shares issued to the Main Fund and the Cayman Fund.

        The limited liability company agreement provides that GT Solar Holdings, LLC will pay or cause its subsidiaries (including GT Solar International, Inc.) to pay the reasonable out of pocket expenses of the Main Fund and the Cayman Fund in the performance of its duties as managing member of GT Solar Holdings, LLC, including, but not limited to: any debt financing documents and each other agreement executed in connection with the limited liability company agreement, and the evaluation and consummation of the transactions contemplated by the limited liability company agreement and those other agreements; any amendments or waivers under or in respect of the limited liability company agreement and those other agreements; the enforcement of rights granted under the limited liability company agreement and those other agreements, or the Main Fund's and the Cayman Fund's direct or indirect investment in GT Solar Holdings, LLC or in GT Solar Incorporated and their respective subsidiaries; governmental filings with respect to such investments; fees and expenses of any lenders of GT Solar Holdings, LLC and its subsidiaries; and any transaction, claim, event or other matter relating to GT Solar Incorporated or its subsidiaries or the transactions contemplated thereby as to which the Main Fund and the Cayman Fund seeks advice of counsel.

Registration Rights Agreement

        In connection with the acquisition by GT Solar Holdings, LLC of GT Solar on December 30, 2005 (the "Acquisition"), GT Solar Incorporated, GT Solar Holdings, LLC, the Main Fund and the other shareholders of GT Solar Holdings, LLC entered into a registration rights agreement, dated December 30, 2005. On July 1, 2008, GT Solar, GT Solar Incorporated, GT Solar Holdings, LLC and the Main Fund entered into an amended and restated registration rights agreement, to reflect the fact that GT Solar Holdings, LLC exchanged its common stock of GT Solar Incorporated for shares of common stock of GT Solar, and GT Solar Incorporated became a subsidiary of GT Solar. Pursuant to the amended and restated registration rights agreement, the holders of a majority of the shares issued to the Main Fund in respect of its shareholdings in GT Solar Holdings, LLC, have the right, on either a certain number or an unlimited number of occasions depending on the form of registration to be used, to demand that we register shares of our common stock under the Securities Act, subject to certain limitations. In addition, those holders that hold 5% or more of the shares of our common stock are entitled to piggyback registration rights with respect to the registration of the shares of our common stock. In the event that we propose to register any shares under the Securities Act either for our account or for the account of any of our stockholders, the holders of shares of our common stock having piggyback registration rights are entitled to receive notice of such registration and to include additional shares of our common stock in any such registration, subject to certain limitations.

        These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of our common stock held by such stockholders to be included in such registration. We are generally required to bear all expenses of such registration (other than underwriting discounts and commissions). GT Solar and GT Solar Holdings, LLC have agreed to not effect any public sale or distribution of equity securities during the period commencing seven days before the effective date of such registration and ending 180 days thereafter, and holders of securities with registration rights may not make any public sale or distribution (including sales pursuant to Rule 144) during the period commencing seven days before the effective date of such registration and ending 180 days thereafter, unless, in each case, the underwriters managing the registered public offering otherwise agree. In connection with each of these registrations, we have agreed to indemnify the holders of registrable securities against certain liabilities under the Securities Act.

        Pursuant to the terms of limited liability company agreement, and in connection with the secondary public offering of our shares of common stock in March 2010 pursuant to the Registration Rights Agreement, the Company paid a total of approximately $713,000 of expenses of the OCM/GFI Funds in fiscal 2010.

Payments to Holders of GT Solar Holdings, LLC Shares

        GT Solar Holdings, LLC used the net proceeds from our secondary public offering to make payments in respect of its Class A, Class B, Class C and Class D shares in an aggregate amount of approximately $133.3 million. These payments were made to holders of Class A, Class B, Class C and Class D shares in accordance with the limited liability company agreement of GT Solar Holdings, LLC. These holders elected to receive the payments in cash. The following table sets forth the aggregate value of the cash payment, based upon the secondary public offering price of $4.85 per share, received by the OCM/GFI Funds and an executive officer, all of whom are shareholders of GT Solar Holdings, LLC.

Name	Aggregate Value of the Cash Payment (in millions)
OCM/GFI Power Opportunities Fund II, L.P.	$78.1
OCM/GFI Power Opportunities Fund II (Cayman), L.P.	9.7
Thomas M. Zarrella Former President, Chief Executive Officer and Director	5.2

        On July 29, 2008, GT Solar Holdings, LLC and Mr. Zarrella entered into a letter agreement pursuant to which the portion of the distribution of our initial public offering proceeds received by Mr. Zarrella in respect of the Class B shares of GT Solar Holdings, LLC held by Mr. Zarrella will be allocated entirely to Class B shares held by Mr. Zarrella that have vested as of the date of such distribution without reducing the aggregate amount that he was to receive in respect of all of his Class B shares. The letter agreement provides that each future distribution by GT Solar Holdings, LLC to Mr. Zarrella in respect of his Class B shares will be allocated to only the Class B shares that have vested as of the date of such distribution, without reducing the aggregate amount that he would have received in respect of all of his Class B shares in connection with such distribution. The letter agreement provides further that to the extent that any of Mr. Zarrella's unvested Class B shares fails to vest, (1) future distributions to Mr. Zarrella in respect of any of his shares of GT Solar Holdings, LLC, be they Class B or otherwise, will be reduced by the amount of prior distributions that would have been allocated to such unvested shares but for the letter agreement and (2) subject to certain limitations, in the event any such future distributions are made in both cash and securities, the reduction noted in (1) above will be applied first to the value of the securities to be distributed to Mr. Zarrella.

Non-Employee Director Fees

        In June 2009, the Compensation Committee approved a change to the compensation program for directors such that non-employee directors who are affiliated with G3W receive annual fees for Board and committee service at the same time and in the same amount paid to our other non-employee directors. We agreed that these payments and equity awards may be made to G3W in lieu of making these payments and equity awards to Messrs. Forth and Landers. In June 2009, the Audit Committee ratified these payments and equity awards in accordance with our related person policy described below under "—Statement of Policy Regarding Transactions with Related Persons." In December 2009, Mr. Landers resigned from the Board and Mr. Van Sweden was appointed to the Board. At the request of Mr. Van Sweden, the Compensation Committee approved the payment of Mr. Van Sweden's non-employee director fees and the issuance of a restricted stock unit award to OCM in lieu of making these payments and equity awards to Mr. Van Sweden. Effective April 3, 2010, at the request of Mr. Forth, we began to pay Mr. Forth's non-employee director fees to an affiliate of OCM. See "Director Compensation—Cash Compensation" and "Director Compensation—Equity Awards."

Statement of Policy Regarding Transactions with Related Persons

        On June 30, 2008, our Board of Directors adopted a statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any "interested transaction" (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we are a participant, and (3) any related person has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to the Board of Directors. No interested transaction will be consummated or will continue without the approval or ratification of the Audit Committee. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. It is our policy that, except as provided in our amended and restated certificate of incorporation, directors interested in an interested transaction will recuse themselves from any vote of an interested transaction in which they have an interest.

        Pursuant to the provision in our amended and restated certificate of incorporation relating to corporate opportunities, any of our directors who are employed by the OCM/GFI Funds or any of their respective affiliates or investments funds could determine that an opportunity is presented to him solely in his capacity as one of our directors if it is presented only as an opportunity specifically for us. If an opportunity is presented to the director both in his capacity as one of our directors and in any other capacity (for example, as a director of an unrelated company), the director does not have an obligation to bring the opportunity to us. If it is unclear in what context the opportunity is presented, then the director could determine that it is not "solely in his or her capacity as a director of the Company."

        Other than the payment of the selling stockholders' expenses for the secondary public offering and certain other expenses pursuant to the limited liability company agreement described above, we did not enter into any "interested transaction" as described above with our officers, directors or principal stockholders in fiscal 2010.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Review of Audited Financial Statements with Management

        The Audit Committee reviewed and discussed with management GT Solar's audited consolidated financial statements for the fiscal year ended April 3, 2010.

Review of Financial Statements and Other Matters with Independent Accountant

        The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with that firm its independence from GT Solar International, Inc.

Recommendation that Financial Statements be Included in Annual Report

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in GT Solar's Annual Report on Form 10-K for the fiscal year ended April 3, 2010 for filing with the SEC.

    J. Michal Conaway, Chairman
    Ernest L. Godshalk
    Matthew E. Massengill

Principal Accountant Services and Fees

        Ernst & Young LLP was GT Solar's independent registered public accounting firm for fiscal 2010 and 2009. Fees for professional services rendered by Ernst & Young LLP for fiscal 2010 and 2009 were as follows:

Services Rendered	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$1,890,000	$2,025,424
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

(1)
Audit fees include professional services for the audit of GT Solar's consolidated financial statements included in the Annual Report on Form 10-K and Registration Statements on Forms S-1, S-8 and S-3 and review of financial statements included in GT Solar's Quarterly Reports on Form 10-Q and consultations regarding on-going financial accounting matters.

(2)
No audit-related fees were paid in fiscal 2010 or fiscal 2009.

(3)
No tax fees were paid in fiscal 2010 or fiscal 2009.

        Ernst & Young LLP is continuing to serve as our independent registered public accounting firm. Representatives from Ernst & Young LLP are expected to be present at the 2010 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from GT Solar's stockholders.

 Audit Committee Pre-Approval Policy

        Pursuant to its charter, all auditing, internal control related and permitted non-audit services provided by the independent auditor (including fees and terms thereof) requires the prior approval of the Audit Committee. The Audit Committee does not engage the independent auditor to perform any non-audit services which would adversely affect its independence or are prohibited by law or regulation. On November 12, 2009, the Audit Committee adopted an audit and non-audit services pre-approval policy. The policy provides that any audit, audit related, tax and all other services consistent with applicable law, rule and regulation shall be subject to prior approval at any Audit Committee meeting, and that the Audit Committee may properly delegate to any one member of the Committee the authority to approve the type of service with respect to which pre-approval is required, and that such delegation is effective for twelve months thereafter. All of the services described above for fiscal 2010 were pre-approved by the Audit Committee in accordance with this policy.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended April 3, 2010, except for a late Form 4 filed on behalf of Mr. Forth regarding the forfeiture of restricted stock units in connection with the resignation of Richard K. Landers from the Board of Directors, and a late Form 4 filed on behalf of Mr. Van Sweden regarding his indirect beneficial ownership of shares held by GT Solar Holdings, LLC.

Stockholder Proposals and Director Nominations

        Stockholder proposals for the 2011 Annual Meeting of Stockholders (the "2011 Annual Meeting") must be received at our principal executive offices by March 4, 2011, and must otherwise comply with the SEC's rules, to be considered for inclusion in our proxy materials relating to our 2011 Annual Meeting.

        If you intend to present a proposal at the 2011 Annual Meeting, or if you want to nominate one or more directors at the 2011 Annual Meeting, you must comply with the advance notice provisions of GT Solar's By-Laws. If you intend to present a proposal at next year's annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier than April 13, 2011 and no later than May 13, 2011.

        You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available on our website at www.gtsolar.com.

        Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, New Hampshire 03054

        All proposals should be submitted by certified mail, return receipt requested. The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Annual Report on Form 10-K

        We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K for fiscal 2010, including the financial statements and schedules. To request an additional copy of the Annual Report on Form 10-K, please write to Secretary, GT Solar International, Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire, 03054.

Solicitation of Proxies

        The cost of soliciting proxies in the enclosed form will be borne by GT Solar. In addition to solicitation by mail, officers and other employees of GT Solar may solicit proxies personally, by telephone and by facsimile. GT Solar may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

Miscellaneous

        The management does not know of any matters to be presented at the 2010 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2010 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. OR Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/solr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature Signature Date FOLD AND DETACH HERE Mark Here for Address Change or Comments SEE REVERSE WO# 74393 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE LISTED IN PROPOSAL 1. 1. ELECTION OF DIRECTORS Nominees: FOR ALL WITHOLD FOR ALL FOR ALL EXCEPT INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write that nominee’s name(s) in the space provided below. 01 J. Bradford Forth 02 Fusen E. Chen 03 J. Michal Conaway 04 Ernest L. Godshalk 05 Thomas Gutierrez 06 Matthew E. Massengill 07 R. Chad Van Sweden 08 Noel G. Watson

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) You can now access your GT Solar International, Inc. account online. Access your GT Solar International, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for GT Solar International, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. WO# 74393 PROXY GT SOLAR INTERNATIONAL, INC. Annual Meeting of Stockholders – August 11, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Thomas Gutierrez, Richard Gaynor and Hoil Kim, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote all the shares of GT Solar International, Inc. Common Stock which the undersigned is entitled to vote as provided on the other side of this proxy card and, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held August 11, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on August 11, 2010. The Proxy Statement and the 2010 Annual Report are available at: http://investor.gtsolar.com